EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

VITAXEL GROUP LIMITED, a Nevada corporation,

VITAXEL SDN BHD, a Malaysian corporation,

VITAXEL ONLINE MALL SBN BHD, a Malaysian corporation,

THE SHAREHOLDERS OF VITAXEL SDN BHD

AND

THE SHAREHOLDERS OF VITAXEL ONLINE MALL SDN BHD

Dated as of January 18, 2016

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Schedules and Exhibits

Schedules A-1 and A-2 – List of Vitaxel and Vionmall Shareholders and Number of Exchange Shares to be Received

Exhibit A – Split-Off Agreement

Exhibit B – General Release Agreement

Exhibit C – 2016 Equity Incentive Plan

Exhibit 9.2(g) – Vitaxel and Vionmall Requisite Consents

Exhibit 9.3(f) – Parent Requisite Consents

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SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of January 18, 2016 by and among Vitaxel Group Limited (f/k/a Albero, Corp.), a Nevada corporation (the “Parent”), Vitaxel SDN BHD, a Malaysian corporation (“Vitaxel”), Vitaxel Online Mall SBN BHD, a Malaysian corporation (“Vionmall”), the shareholders of Vitaxel listed on Schedule A-1 hereto (collectively, the “Vitaxel Shareholders”), and the shareholders of Vionmall listed on Schedule A-2 hereto (collectively, the “Vionmall Shareholders”). Parent, Vitaxel, Vionmall, the Vitaxel Shareholders and the Vionmall Shareholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Parent is a publicly reporting company organized under the laws of Nevada; and

WHEREAS, the Vitaxel Shareholders collectively own and will own immediately prior to Closing (as such term is defined in Section 1.4), 100% of the issued and outstanding equity securities of Vitaxel consisting of stock (the “Vitaxel Securities”); and

WHEREAS, the Vionmall Shareholders collectively own and will own immediately prior to Closing (as such term is defined in Section 1.4), 100% of the issued and outstanding equity securities of Vionmall consisting of stock (the “Vionmall Securities”); and

WHEREAS, as of the date of this Agreement, there are 3,825,000 shares of Parent common stock issued and outstanding including 3,000,000 shares which are to be cancelled in conjunction with the Closing in connection with the Split-Off transaction; and

WHEREAS, Parent desires to acquire, in a bona fide strategic transaction, the Vitaxel Securities and the Vionmall Securities from the Vitaxel Shareholders and Vionmall Shareholders, respectively, in exchange (the “Exchange”) for the issuance by Parent to the Vitaxel Shareholders and the Vionmall Shareholders of an aggregate of 3,000,000 newly issued shares of Parent common stock, par value $0.000001 per share (the “Common Stock” or the “Exchange Shares”); and

WHEREAS, in conjunction with the closing of the Exchange, Parent shall split-off its wholly owned subsidiary, Albero Enterprise Corp., a Nevada corporation (the “Split-Off Subsidiary”), through the distribution of all of the outstanding capital stock of the Split-Off Subsidiary (the “Split-Off”) upon the terms and conditions of a split-off agreement by and among Parent, Andriy Berezhnyy (the “Buyer”), and the Split-Off Subsidiary, substantially in the form of Exhibit A attached hereto (the “Split-Off Agreement”); and

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WHEREAS, Parent, Vitaxel, Vionmall, the Vitaxel Shareholders and the Vionmall Shareholders desire that the Exchange qualify as a tax-free “reorganization” under the Internal Revenue Code of 1986, as amended (the “Code”) and not subject the holders of Vitaxel Securities and Vionmall Securities to tax liability under the Code; and

WHEREAS, on the Closing Date, and as a result of the transactions contemplated hereby, each of Vitaxel and Vionmall will become wholly-owned subsidiaries of Parent; and

WHEREAS, the board of directors and shareholders of Parent and the boards of directors and shareholders of Vitaxel and Vionmall, respectively, have approved this Agreement and each of them has determined that this Agreement, the Exchange and the other transactions contemplated hereby are advisable and in the respective best interests of each of Parent, Vitaxel, Vionmall and their respective stockholders.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

article I

TERMS OF THE EXCHANGE

1.1          The Exchange.

Upon the terms and subject to the conditions of this agreement, at the Closing the Vitaxel Shareholders and the Vionmall Shareholders shall assign, transfer and deliver to Parent, free and clear of all encumbrances (hereinafter defined), all of the Vitaxel Securities and Vionmall Securities.

In consideration of the transfer of the Vitaxel Securities and Vionmall Securities to Parent by the Vitaxel Shareholders and the Vionmall Shareholders, respectively, at the Closing, subject to the terms and conditions of this Agreement, Parent shall issue to Vitaxel Shareholders and Vionmall Shareholders an aggregate of 3,000,000 newly issued Exchange Shares, in the amounts set forth on Schedules A-1 and A-2 hereto, such Exchange Shares representing in the aggregate 78.43% of the issued and outstanding shares of Parent Common Stock at Closing, after giving effect to such issuance and the Split-Off share cancellation.

1.2          The Closing; Closing Date; Effect.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CKR Law LLP in New York, New York on the date hereof, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

1.3          Actions at the Closing.

At the Closing or, in the case of securities issuances, as soon thereafter as is practicable:

(a)          Vitaxel and Vionmall shall deliver to Parent the various certificates, instruments and documents referred to in Section 7.2;

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(b)          Parent shall deliver to Vitaxel and Vionmall the various certificates, instruments and documents referred to in Section 7.3;

(c)          each of the Vitaxel Shareholders and Vionmall Shareholders shall deliver to Parent the certificate(s) representing their Vitaxel Shares and Vionmall Shares, respectively.

(d)          Parent shall deliver certificates for the Exchange Shares to the Vitaxel Shareholders and Vionmall Shareholders in accordance with Section 1.1(b);

(e)          Parent shall deliver to each of Vitaxel and Vionmall (i) evidence that the Parent’s board of directors is authorized to consist of two individuals, (ii) the resignations of all individuals who served as directors and/or officers of Parent immediately prior to the Closing Date, which resignations shall be effective as of the effective time of the Exchange (the “Effective Time”), (iii) evidence of the appointment of two directors to serve immediately following the Effective Time and (v) evidence of the appointment of such executive officers of the Parent to serve immediately upon the Effective Time as shall have been designated by the Company including Leong Yee Ming who will serve as Chief Executive Officer, Lim Wee Kiat who will serve as President and Secretary, and Lee Wei Boon who will serve as Chief Financial Officer and Treasurer.

(f)          Parent shall enter into the Split-Off Agreement with the Buyer and the Split-Off Subsidiary;

(g)          Parent shall enter into a General Release Agreement with the Buyer and the Split-Off Subsidiary in the form of Exhibit B attached hereto (the “General Release Agreement”);

(h)          Parent’s board of directors and shareholders shall authorize and approve Parent’s 2016 Equity Incentive Plan, substantially in the form of Exhibit C hereto (the “2016 EIP”).

1.4          Additional Actions.

If at any time after the Effective Time the Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Parent, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5          Exchange of Shares.

At the Effective Time, by virtue of the Exchange:

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(a)          The issued and outstanding Vitaxel Shares and Vionmall Shares immediately prior to the Effective Time shall be exchanged for an aggregate of 3,000,000 Exchange Shares.

1.6          Other Effects of the Exchange.  The Exchange shall have all further effects as specified in the applicable provisions of the Nevada Revised Statutes (the “NRS”).

1.7          Exemption From Registration.  Parent and the Company intend that the Exchange Shares to be issued pursuant to Section 1.1(b) hereof, in each case in connection with the Exchange, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder (“Regulation D”) and/or Regulation S under the Securities Act, all recipients of such Exchange Shares, shall be “accredited investors” as such term is defined under Regulation D and/or “non-US Persons” as such term is defined under Regulation S.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF VITAXEL

Except as set forth in the disclosure letter delivered by Vitaxel to Parent on the date hereof (the “Vitaxel Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Vitaxel Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), Vitaxel represents and warrants to Parent as follows, on the date hereof and on the Closing Date:

2.1          Due Organization and Good Standing.

Vitaxel and each Subsidiary of Vitaxel, (singly, a “Vitaxel Subsidiary” and collectively, the “Vitaxel Subsidiaries”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization as set forth in Section 2.1 of the Vitaxel Disclosure Letter and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Vitaxel and each Vitaxel Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, all of which jurisdictions are listed on Section 2.1 of the Vitaxel Disclosure Letter. Vitaxel has heretofore made available to Parent accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of Vitaxel (the “Vitaxel Organization Documents”) and accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of each Vitaxel Subsidiary, each as amended to date and as currently in effect (together with the Vitaxel Organization Documents, the “Vitaxel Group Organization Documents”). Neither Vitaxel nor any Vitaxel Subsidiary is in violation of any Vitaxel Organization Documents.

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2.2          Title to Securities; Capitalization.

(a)          The authorized share capital of Vitaxel consists of 5,000,000 ordinary shares, RM 1.00 (the “Vitaxel Shares”), 1,500,000 of which are issued and outstanding. All of the outstanding Vitaxel Shares were duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation, Vitaxel Organization Documents or any contract to which Vitaxel is a party or by which Vitaxel is bound. There are no outstanding contractual obligations of Vitaxel to repurchase, redeem or otherwise acquire any of the Vitaxel Shares or any capital equity of Vitaxel and there are no outstanding contractual obligations of Vitaxel to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Vitaxel Shares has been issued in violation of any applicable securities Laws.

(b)          Except as set forth in Section 2.2(b) of the Vitaxel Disclosure Letter, there are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Vitaxel or any Vitaxel Subsidiary obligating Vitaxel or any Vitaxel Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating Vitaxel or any Vitaxel Subsidiary to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

(c)          There are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which Vitaxel or any Vitaxel Subsidiary is a party or by which Vitaxel, any Vitaxel Subsidiary or any Vitaxel Shareholder is bound with respect to any of the capital stock of Vitaxel or any Vitaxel Subsidiary. Except as set forth in this Agreement or disclosed in Section 2.2(c) of the Vitaxel Disclosure Letter, as a result of the consummation of the Share Exchange, no shares of capital stock, warrants, options or other securities of Vitaxel or any Vitaxel Subsidiary are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Vitaxel or any Vitaxel Subsidiary accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d)          All Indebtedness of Vitaxel and the Vitaxel Subsidiaries are disclosed in Section 2.2(d) of the Vitaxel Disclosure Letter. Except as disclosed therein, no Indebtedness of Vitaxel or any of the Vitaxel Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Vitaxel or any of the Vitaxel Subsidiaries, or (iii) the ability of Vitaxel or any of the Vitaxel Subsidiaries to grant any Encumbrance on its properties or assets.

(e)          Except as set forth in Section 2.2(e) of the Vitaxel Disclosure Letter, since their respective formations, neither Vitaxel nor any Vitaxel Subsidiary has made, declared or paid any distribution or dividend and has not repurchased, redeemed or otherwise acquired any of its securities or equity interests, and no board of directors or other governing board of Vitaxel or any Vitaxel Subsidiary has authorized any of the foregoing.

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(f)          Other than as set forth on Section 2.2(f) of the Vitaxel Disclosure Letter, there are no options, warrants or other rights to subscribe for or purchase any equity interests of Vitaxel or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of Vitaxel, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Vitaxel or, to the knowledge of Vitaxel, any of its stockholders is a party or bound relating to any equity securities of Vitaxel, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Vitaxel, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of Vitaxel Stock. Except as set forth in Section 2.2(f) of the Vitaxel Disclosure Letter, there are no outstanding contractual obligations of Vitaxel to repurchase, redeem or otherwise acquire any equity interests or securities of Vitaxel, nor has Vitaxel granted any registration rights to any Person with respect to Vitaxel’s equity securities. All of Vitaxel’s securities have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of Vitaxel are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Vitaxel accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

2.3          Subsidiaries.

Section 2.3 of the Vitaxel Disclosure Letter sets forth a true, complete and correct list of each Vitaxel Subsidiary and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth in Section 2.3 of the Vitaxel Disclosure Letter, all of the capital stock and other equity interests of Vitaxel Subsidiaries are owned, directly or indirectly, by Vitaxel free and clear of any Encumbrance (other than any restriction under the applicable securities Laws) with respect thereto. All of the outstanding equity securities of each Vitaxel Subsidiary are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities, fully paid and nonassessable. There are no contracts to which Vitaxel or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Vitaxel Subsidiary other than the Organizational Documents of any such Vitaxel Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Vitaxel Subsidiary is a party or which are binding upon any Vitaxel Subsidiary providing for the issuance or redemption of any equity interests of any Vitaxel Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Vitaxel Subsidiary. Except for the interests of Vitaxel Subsidiaries listed in Section 2.3 of the Vitaxel Disclosure Letter, Vitaxel does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. Except as set forth in Section 2.3 of the Vitaxel Disclosure Letter, none of Vitaxel or the Vitaxel Subsidiaries is a participant in any joint venture, partnership or similar arrangement. Except as set forth in Section 2.3 of the Vitaxel Disclosure Letter, there are no outstanding contractual obligations of Vitaxel or the Vitaxel Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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2.4          Authorization; Binding Agreement.

Vitaxel has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Vitaxel Board, and no other corporate proceedings on the part of Vitaxel are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Vitaxel is a party shall be when delivered, duly and validly executed and delivered by Vitaxel and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Vitaxel, enforceable against Vitaxel in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5          Governmental Approvals.

Except as otherwise described in Section 2.5 of the Vitaxel Disclosure Letter, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of Vitaxel or any of the Vitaxel Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by Vitaxel of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by Vitaxel of the transactions contemplated hereby and thereby, other than such filings as may be required in any jurisdiction where Vitaxel or any Vitaxel Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

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2.6          No Violations.

Except as otherwise described in Section 2.6 of the Vitaxel Disclosure Letter, the execution and delivery by Vitaxel of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by Vitaxel of the transactions contemplated hereby and thereby, and compliance by Vitaxel with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Vitaxel Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Vitaxel Material Contract (as defined below), (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of Vitaxel or any of the Vitaxel Subsidiaries, or (viii) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which Vitaxel or any of the Vitaxel Subsidiaries or any of their respective assets or properties is subject.

2.7          Financial Statements.

(a)          Vitaxel has provided to Parent (i) the audited consolidated balance sheets of Vitaxel as of December 31, 2014 and December 31, 2013 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended, December 31, 2014 and December 31, 2013 together with the notes to such statements and the opinion of AWC (CPA) Limited, independent certified public accountants, and (ii) the unaudited consolidated financial statements of Vitaxel for the nine months ended September 30, 2015 and September 30, 2014 (the “Vitaxel Interim Financials”) (the Vitaxel Audited Financials and Vitaxel Interim Financials, collectively, the “Vitaxel Financials”).

(b)          The Vitaxel Financials have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Vitaxel balance sheets included as part of the Vitaxel Financials are true and accurate and present fairly as of their respective dates the financial condition of Vitaxel. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Vitaxel had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Vitaxel, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows included as part of Vitaxel Financials reflect fairly the information required to be set forth therein by generally accepted accounting principles. The Vitaxel Financials (i) accurately reflect Vitaxel’s books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as set forth on Section 2.7(b) of the Vitaxel Disclosure Letter and except for the absence of footnotes and audit adjustments in the case of unaudited Vitaxel Financials), (iii) fairly present in all material respects the consolidated financial position of Vitaxel as of the respective dates thereof and the consolidated results of Vitaxel’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the SEC and the Registration Statement, comply, in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC. Any Vitaxel Financials delivered pursuant to the terms of this Agreement will, when delivered, (i) accurately reflect Vitaxel’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited Vitaxel Financials), (iii) fairly present in all material respects the consolidated financial position of Vitaxel as of the respective dates thereof and the consolidated results of Vitaxel’s operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in the filings with the SEC and to the Registration Statement, will comply as of the Closing Date in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

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(c)          Vitaxel and each Vitaxel Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Person does not maintain any off-the-book accounts and that such Person’s assets are used only in accordance with such Person’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Person and to maintain accountability for such Person’s assets, (iv) access to such Person’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Person’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. Neither Vitaxel nor any Vitaxel Subsidiary has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Vitaxel and its Subsidiaries. Since their respective formations, neither Vitaxel nor any Vitaxel Subsidiary, or any of their Representatives, or any auditor or accountant of Vitaxel or the Vitaxel Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Vitaxel or any Vitaxel Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Vitaxel or any Vitaxel Subsidiary has engaged in questionable accounting or auditing practices. No employee and no member of the Vitaxel Board nor any attorney representing Vitaxel or any Vitaxel Subsidiary, whether or not employed by Vitaxel or any Vitaxel Subsidiary, has ever received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Vitaxel, the Vitaxel Subsidiaries or any of their respective officers, managers, directors, employees or agents or reported written evidence of any such violation to the Vitaxel Board or any committee thereof or to any director or executive officer of the Vitaxel or any Vitaxel Subsidiary.

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(d)          Neither Vitaxel nor any Vitaxel Subsidiary has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

2.8          Absence of Certain Changes.

From January 1, 2015 through the date hereof, except as described in Section 2.8 of the Vitaxel Disclosure Letter and as expressly contemplated by this Agreement, Vitaxel and the Vitaxel Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and then has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Vitaxel Material Adverse Effect.

2.9          Absence of Undisclosed Liabilities.

Neither Vitaxel nor any Vitaxel Subsidiary is subject to any material liabilities or obligations that is not adequately reflected or reserved on or provided for in the Vitaxel Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in Section 2.9 of the Vitaxel Disclosure Letter, and (iii) liabilities or obligations under the payment terms of Vitaxel Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for immaterial liabilities or obligations.

2.10        Compliance with Laws.

Except as set forth in Section 2.10 of the Vitaxel Disclosure Letter, neither Vitaxel nor any of the Vitaxel Subsidiaries are in conflict with, or in default or violation of, nor has it received, since their respective formations, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of Vitaxel or any Vitaxel Subsidiary is bound or affected, including, without limitation, consumer protection, insurance or securities Laws, or (B) any Vitaxel Material Contract.

2.11        Regulatory Agreements; Permits.

(a)          Except as disclosed in Section 2.11(a) of the Vitaxel Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters, or Orders to which Vitaxel or any Vitaxel Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)          Except as disclosed in Section 2.11(b) of the Vitaxel Disclosure Letter, each of Vitaxel, the Vitaxel Subsidiaries, and each employee of Vitaxel or any Vitaxel Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with Vitaxel or such Vitaxel Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct Vitaxel’s or the Vitaxel Subsidiaries’ respective business as presently conducted, and to own, lease and operate Vitaxel’s or the Vitaxel Subsidiaries’ respective assets and properties (collectively, the “Vitaxel Permits”), except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain would not be reasonably expected to result in a Vitaxel Material Adverse Effect. Vitaxel has made available to Parent true, correct and complete copies of all material Vitaxel Permits. All of the Vitaxel Permits are in full force and effect, and no suspension or cancellation of any of Vitaxel Permits is pending or, to Vitaxel’s knowledge, threatened. Neither Vitaxel nor any Vitaxel Subsidiary is in violation in any material respect with the terms of any Vitaxel Permit.

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2.12        Litigation.

Except as disclosed in Section 2.12(a) of the Vitaxel Disclosure Letter, there is no material private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending by or before any Governmental Authority (each, an “Action”), or, to the knowledge of Vitaxel, threatened against Vitaxel, any of the Vitaxel Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such). There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against Vitaxel, any of the Vitaxel Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement. Vitaxel and the Vitaxel Subsidiaries are in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a Vitaxel Material Adverse Effect. Except as disclosed in Section 2.12(b) of the Vitaxel Disclosure Letter, there is no material Action that Vitaxel or any of the Vitaxel Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of Vitaxel, threatened against Vitaxel or any Vitaxel Subsidiary involving a claim against Vitaxel or any Vitaxel Subsidiary for false advertising with respect to any of Vitaxel’s or any Vitaxel Subsidiary’s products or services. Since the dates of formation of Vitaxel and the Vitaxel Subsidiaries, none of the current or former officers, managers or directors of any of Vitaxel or the Vitaxel Subsidiaries have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

2.13        Restrictions on Business Activities.

There is no Order binding upon Vitaxel or any of the Vitaxel Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of Vitaxel or any of the Vitaxel Subsidiaries as their businesses are currently conducted, any acquisition of property by Vitaxel or any of the Vitaxel Subsidiaries, the conduct of business by Vitaxel or any of the Vitaxel Subsidiaries as currently conducted, or the ability of Vitaxel or any Vitaxel Subsidiary to compete with other parties.

2.14        Material Contracts.

(a)          Section 2.14(a) of the Vitaxel Disclosure Letter sets forth a true, correct and complete list of, and Vitaxel has made available to Parent, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which Vitaxel or any Vitaxel Subsidiary is a party or by which Vitaxel, any Vitaxel Subsidiary, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a “Vitaxel Material Contract”) that:

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(i)          contains covenants that materially limit the ability of Vitaxel or any Vitaxel Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $50,000;

(v)         involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi)        by its terms calls for aggregate payments by Vitaxel or any Vitaxel Subsidiary under such contract of more than $50,000 per year or $200,000 in the aggregate over the length of the contract;

(vii)       with respect to any acquisition or disposition of another Person, pursuant to which Vitaxel or any Vitaxel Subsidiary has (A) any continuing indemnification obligations in excess of $50,000 or (B) any “earn out” or other contingent payment obligations;

(viii)      relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of Vitaxel, any Vitaxel Subsidiary, their businesses or material assets;

(ix)         obligates Vitaxel or any Vitaxel Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

(x)          is between Vitaxel or any Vitaxel Subsidiary and any of their respective directors, executive officers, shareholders or Affiliates, including all non-competition, severance and indemnification agreements;

(xi)         relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which Vitaxel or any Vitaxel Subsidiary has outstanding obligations (other than customary confidentiality obligations);

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(xii)        provides another Person (other than Vitaxel or any Vitaxel Subsidiary) with a power of attorney;

(xiii)       obligates Vitaxel or any Vitaxel Subsidiary to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xiv)      relates to the development, ownership, licensing or use of any Intellectual Property material to the business of Vitaxel or any Vitaxel Subsidiary; or

(xv)       is otherwise material to Vitaxel or any Vitaxel Subsidiary or outside of the ordinary course of business of Vitaxel or any Vitaxel Subsidiary and not described in clauses (i) through (xiv) above.

(b)          Except as disclosed in Section 2.14(b) of the Vitaxel Disclosure Letter, with respect to each Vitaxel Material Contract: (i) such Vitaxel Material Contract is valid and binding and enforceable in all respects against Vitaxel or the Vitaxel Subsidiary party thereto (subject to Enforceability Exceptions) and, to Vitaxel’s knowledge, the other party thereto, and other than such contracts that have expired by their terms, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of the Vitaxel Material Contract against Vitaxel or such Vitaxel Subsidiary and, to Vitaxel’s knowledge, the other party thereto; (iii) neither Vitaxel nor any Vitaxel Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by Vitaxel or any Vitaxel Subsidiary, or permit termination or acceleration by the other party thereto, under such Vitaxel Material Contract; (iv) to Vitaxel’s knowledge, no other party to such Vitaxel Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Vitaxel or any of the Vitaxel Subsidiaries, under such Vitaxel Material Contract, (v) no other party to such Vitaxel Material Contract has notified Vitaxel or any Vitaxel Subsidiary in writing that it is terminating or considering terminating the handling of its business by Vitaxel or any Vitaxel Subsidiary or in respect of any particular product, project or service of Vitaxel or any Vitaxel Subsidiary, or is planning to materially reduce its future business with Vitaxel or any Vitaxel Subsidiary in any manner; and (vi) neither Vitaxel nor any Vitaxel Subsidiary has waived any rights under such Vitaxel Material Contract.

2.15        Intellectual Property.

(a)          Section 2.15(a)(i) of the Vitaxel Disclosure Letter contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by Vitaxel or any of the Vitaxel Subsidiaries and is material to the business of Vitaxel or any Vitaxel Subsidiary as currently conducted (“Vitaxel Intellectual Property”); and (ii) all material Intellectual Property that is licensed to Vitaxel or any of the Vitaxel Subsidiaries and is material to the business of Vitaxel or any Vitaxel Subsidiaries (“Vitaxel Licensed Intellectual Property”). Each of Vitaxel and the Vitaxel Subsidiaries (x) has all right, title and interest in and to Vitaxel Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the Vitaxel Licensed Intellectual Property. Except as set forth in Section 2.15(a)(ii) of the Vitaxel Disclosure Letter, neither Vitaxel nor any of the Vitaxel Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, except as set forth in Section 2.15(a)(iii) of the Vitaxel Disclosure Letter, to the knowledge of Vitaxel, there is no valid basis for any such allegation. Except as set forth in Section 2.15(a)(iv) of the Vitaxel Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter Vitaxel’s or any Vitaxel Subsidiary’s rights to any Vitaxel Intellectual Property or Vitaxel Licensed Intellectual Property. All of Vitaxel Intellectual Property and the license rights to the Vitaxel Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to Vitaxel’s knowledge, threatened that challenges the rights of Vitaxel or any of the Vitaxel Subsidiaries to any Vitaxel Intellectual Property or Vitaxel Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. Vitaxel Intellectual Property and the Vitaxel Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to Vitaxel or the Vitaxel Subsidiaries and used in or necessary for the operation by Vitaxel and the Vitaxel Subsidiaries of their respective businesses as currently conducted. Neither Vitaxel nor any of the Vitaxel Subsidiaries is in breach or default (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Vitaxel Licensed Intellectual Property.

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(b)          For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

2.16        Employee Benefit Plans.

(a)          Section 2.16(a) of the Vitaxel Disclosure Letter lists, with respect to Vitaxel and the Vitaxel Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from Vitaxel or any of the Vitaxel Subsidiaries to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Vitaxel Benefit Plans”). The term Vitaxel Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with Vitaxel and the Vitaxel Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Vitaxel ERISA Affiliate”) may have any liability.

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(b)          Other than as would not reasonably be expected to result in a Vitaxel Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Vitaxel, by any Vitaxel Subsidiary, or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Vitaxel Benefit Plan, (ii) each Vitaxel Benefit Plan has been administered in material accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) Vitaxel and each Vitaxel ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any Vitaxel Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by Vitaxel or any Vitaxel ERISA Affiliate to any Vitaxel Benefit Plan have been made on or before their due dates, including any legally permitted extensions.

(c)          Except as disclosed in Section 2.16(c) of the Vitaxel Disclosure Letter, or as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to Vitaxel Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which Vitaxel is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Vitaxel or any of the Vitaxel Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligations to fund benefits with respect to any employee or director of Vitaxel or any of the Vitaxel Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of Vitaxel, or increase the amount of compensation due any such employee, director or consultant.

(d)          None of Vitaxel Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e)          No Vitaxel Benefit Plan maintained by Vitaxel or any of the Vitaxel Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Vitaxel or any of the Vitaxel Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

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(f)          Neither Vitaxel nor any Vitaxel ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(g)          Except as set forth in Section 2.16(g) of the Vitaxel Disclosure Letter, no Vitaxel Benefit Plan is maintained outside the jurisdiction of the United States (any such Vitaxel Benefit Plan set forth in Section 2.16(g) of the Vitaxel Disclosure Schedule, “Vitaxel Foreign Benefit Plans”). All Vitaxel Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and all Vitaxel Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Vitaxel Foreign Benefit Plans, adequate reserves therefor have been established in accordance with applicable foreign accounting standards on the accounting statements of the applicable Vitaxel or Vitaxel Subsidiary entity.

2.17        Taxes and Returns.

(a)          Vitaxel has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by Vitaxel or any Vitaxel Subsidiary (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Vitaxel Financials have been established.

(b)          Section 2.17(b) of the Vitaxel Disclosure Letter sets forth each jurisdiction where Vitaxel and each Vitaxel Subsidiary files or is required to file a Tax Return.

(c)          Neither Vitaxel nor any of the Vitaxel Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d)          There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against Vitaxel or any of the Vitaxel Subsidiaries in respect of any Tax, and neither Vitaxel nor any of the Vitaxel Subsidiaries has been notified in writing of any proposed Tax claims or assessments against Vitaxel or any of the Vitaxel Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Vitaxel Financials have been established).

(e)          There are no Encumbrances with respect to any Taxes upon any of Vitaxel’s or the Vitaxel Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Vitaxel Financials have been established.

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(f)          Neither Vitaxel nor any of the Vitaxel Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Vitaxel or any of the Vitaxel Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)          Neither Vitaxel nor any of the Vitaxel Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h)          Neither Vitaxel nor any of the Vitaxel Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)          Neither Vitaxel nor any Vitaxel Subsidiary has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j)          Neither Vitaxel nor any Vitaxel Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on Vitaxel or any Vitaxel Subsidiary with respect to any period following the Closing Date.

(k)          Neither Vitaxel nor any Vitaxel Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l)          For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18        Finders and Investment Bankers.

Except as set forth in Section 2.18 of the Vitaxel Disclosure Letter, neither Vitaxel nor any Vitaxel Subsidiary has incurred, nor will they incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of Vitaxel or any Vitaxel Subsidiary.

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2.19        Title to Properties; Assets.

(a)          Section 2.19(a) of the Vitaxel Disclosure Letter contains a correct and complete list, of all real property and interests in real property leased or subleased by or for the benefit of Vitaxel or any of the Vitaxel Subsidiaries from or to any Person (collectively, the “Vitaxel Real Property”). The list set forth in Section 2.19(a)(i) of the Vitaxel Disclosure Letter contains, with respect to each of Vitaxel Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which Vitaxel or any of the Vitaxel Subsidiaries is a party or by which Vitaxel or any of the Vitaxel Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “Vitaxel Leases”), the terms of which have been complied with by Vitaxel and any Vitaxel Subsidiary. The Vitaxel Real Property set forth in Section 2.19(a) of the Vitaxel Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of Vitaxel and the Vitaxel Subsidiaries. Except as set forth in Section 2.19(a) of the Vitaxel Disclosure Letter, neither Vitaxel nor any Vitaxel Subsidiary owns any real property.

(b)          A true, correct, complete and full execution copy of each Vitaxel Lease set forth in Section 2.19(a) of the Vitaxel Disclosure Letter has been made available to Parent. Except as set forth in Section 2.19(b)(i) of the Vitaxel Disclosure Letter, Vitaxel or Vitaxel Subsidiary’s interests in each of Vitaxel Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of Vitaxel Leases is in full force and effect and are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Vitaxel Leases is in full force and effect. Except as set forth in Section 2.19(b)(ii) of the Vitaxel Disclosure Letter, neither Vitaxel nor any of the Vitaxel Subsidiaries nor, to the knowledge of Vitaxel, any other party to any Vitaxel Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Vitaxel Leases. Vitaxel and the Vitaxel Subsidiaries enjoy peaceful and undisturbed possession under all such Vitaxel Leases and have not received notice of any material default, delinquency or breach on the part of Vitaxel or any Vitaxel Subsidiary. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances arising under this Agreement or any ancillary agreement hereto, and (vii) such other imperfections in title as are not, in the aggregate, reasonably likely to result in a Vitaxel Material Adverse Effect or a Parent Material Adverse Effect (as defined below), as the case may be.

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(c)          All items of Personal Property which are owned, used or leased by Vitaxel or a Vitaxel Subsidiary with a book value or fair market value of greater than $250,000 are set forth in Section 2.19(c)(i) of the Vitaxel Disclosure Letter, along with, to the extent applicable, a list of leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (“Vitaxel Personal Property Leases”). Except as set forth in Section 2.19(c)(ii) of the Vitaxel Disclosure Letter, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of Vitaxel or any Vitaxel Subsidiary. The operation of each of Vitaxel and the Vitaxel Subsidiaries’ respective business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a member of Vitaxel or any Vitaxel Subsidiary, except for such Personal Property that is owned by, leased, licensed or otherwise contracted to such entity. Vitaxel has provided to Parent a true and complete copy of each of the Vitaxel Personal Property Leases, and in the case of any oral Vitaxel Personal Property Lease, a written summary of the material terms of such Vitaxel Personal Property Lease. The Vitaxel Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of Vitaxel or any Vitaxel Subsidiary under any of the Vitaxel Personal Property Leases. Vitaxel has no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any of the Vitaxel Personal Property Leases, and neither Vitaxel nor any Vitaxel Subsidiary has received notice of any such condition. Neither Vitaxel nor any Vitaxel Subsidiary has waived any rights under any Vitaxel Personal Property Lease which would be in effect at or after the Closing. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Vitaxel Personal Property Lease with either Vitaxel or a Vitaxel Subsidiary to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of Vitaxel or Vitaxel Subsidiary under any Vitaxel Personal Property Lease.

(d)          Except as set forth on Section 2.19(d) of the Vitaxel Disclosure Letter, Vitaxel and each Vitaxel Subsidiary has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Encumbrances other than Permitted Encumbrances. The assets (including Intellectual Property rights and contractual rights) of Vitaxel and the Vitaxel Subsidiaries constitute all of the assets, rights and properties that are used in the operation of the businesses of Vitaxel and the Vitaxel Subsidiaries as they are now conducted and presently proposed to be conducted or that are used or held by Vitaxel and the Vitaxel Subsidiaries for use in the operation of the businesses of Vitaxel and the Vitaxel Subsidiaries, and taken together, are adequate and sufficient for the operation of the businesses of Vitaxel and the Vitaxel Subsidiaries as currently conducted and as presently proposed to be conducted.

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2.20        Employee Matters.

(a)          There are no Actions pending or, to the knowledge of Vitaxel, threatened involving Vitaxel or any Vitaxel Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To Vitaxel’s knowledge, since the dates of formation of Vitaxel and the Vitaxel Subsidiaries, there has been: (i) no labor union organizing or attempting to organize any employee of Vitaxel or any of the Vitaxel Subsidiaries into one or more collective bargaining units with respect to their employment with Vitaxel or any of the Vitaxel Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Vitaxel or any of the Vitaxel Subsidiaries pending with respect to their employment with Vitaxel or any of the Vitaxel Subsidiaries or threatened against Vitaxel or any of the Vitaxel Subsidiaries. Neither Vitaxel nor any of the Vitaxel Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Vitaxel or any of the Vitaxel Subsidiaries and no such agreement is currently being negotiated.

(b)          Except as set forth in Section 2.20(b) of the Vitaxel Disclosure Letter, Vitaxel and the Vitaxel Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against Vitaxel or any of the Vitaxel Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of Vitaxel, threatened against Vitaxel or any Vitaxel Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)          Section 2.20(c) of the Vitaxel Disclosure Letter hereto sets forth a complete and accurate list of all significant employees of Vitaxel and the Vitaxel Subsidiaries showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of Vitaxel and the Vitaxel Subsidiaries)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ended December 31, 2014 or the nine month period ended September 30, 2015, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each significant employee for the calendar year ended December 31, 2014 or the nine month period ended September 30, 2015. Except as set forth on Section 2.20(c) of the Vitaxel Disclosure Letter, (A) no employee is a party to a written employment agreement or contract with Vitaxel or a Vitaxel Subsidiary and each is employed “at will”, and (B) each of Vitaxel and each Vitaxel Subsidiaries has paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by Vitaxel and the Vitaxel Subsidiaries to any such employees under the terms of any written or, to Vitaxel’s knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Except as set forth in Section 2.20(c) of the Vitaxel Disclosure Letter, each such significant employee has entered into Vitaxel or the applicable Vitaxel Subsidiary’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with Vitaxel or its Subsidiaries, a copy of which has been provided to Parent by Vitaxel.

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(d)          Section 2.20(d) of the Vitaxel Disclosure Letter contains a list of all significant independent contractors (including consultants) currently engaged by Vitaxel and the Vitaxel Subsidiaries, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 2.20(d), all of such independent contractors are a party to a written agreement or contract with either Vitaxel or a Vitaxel Subsidiary. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with either Vitaxel or a Vitaxel Subsidiary, a copy of which has been provided to Parent by Vitaxel. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by either Vitaxel or a Vitaxel Subsidiary are bona fide independent contractors and not employees of either Vitaxel or the Vitaxel Subsidiary. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of Vitaxel and the Vitaxel Subsidiaries to pay severance or a termination fee.

2.21        Environmental Matters.

Except as set forth in Section 2.21 of the Vitaxel Disclosure Letter:

(a)          Neither Vitaxel nor any of the Vitaxel Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and neither Vitaxel nor any of the Vitaxel Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law;

(b)          Vitaxel and the Vitaxel Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(c)          Neither Vitaxel nor any of the Vitaxel Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and

(d)          Each of Vitaxel and the Vitaxel Subsidiaries holds and is in compliance in all material respects with all the Vitaxel Permits required to conduct its business and operations under all applicable Environmental Laws.

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2.22        Transactions with Affiliates.

Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Vitaxel or any Vitaxel Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of Vitaxel or any Vitaxel Subsidiary or such Person’s employment with Vitaxel or any Vitaxel Subsidiary, (v) as set forth in Section 2.22 of the Vitaxel Disclosure Letter, or (vi) as stated in the Vitaxel Financials, there are no contracts or arrangements (each, a “Vitaxel Affiliate Transaction”) that were in existence in the past three (3) years or are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between Vitaxel or any of the Vitaxel Subsidiaries, on the one hand, and, on the other hand, any (x) present manager, officer or director of either Vitaxel or any of the Vitaxel Subsidiaries or (y) record or beneficial owner of more than five percent (5%) of the outstanding Vitaxel Shares or more than five percent (5%) of the outstanding equity interest of any Vitaxel Subsidiary as of the date hereof (each of (x), (y) and (z), a “Vitaxel Affiliate,” and collectively, the “Vitaxel Affiliates”).

2.23        Insurance.

Section 2.23 of the Vitaxel Disclosure Letter sets forth a correct and complete list of all insurance policies issued in favor of Vitaxel or any Vitaxel Subsidiary, or pursuant to which Vitaxel, any Vitaxel Subsidiary or any of their respective directors and/or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither Vitaxel nor any Vitaxel Subsidiary is in any material respect, in breach of or default under, and neither Vitaxel nor any Vitaxel Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

2.24        Books and Records.

All of the financial books and records of Vitaxel and the Vitaxel Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.25        Accounts Receivable.

All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of Vitaxel and/or the Vitaxel Subsidiaries, in accordance with GAAP (the “Vitaxel Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to Vitaxel and/ or the Vitaxel Subsidiaries arising from their respective businesses. To Vitaxel’s knowledge, none of the Vitaxel Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Vitaxel Financials.

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2.26        Investment Company Act.

Neither Vitaxel nor any Company Subsidiary is an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

2.27        Information Supplied.

None of the information supplied or to be supplied by Vitaxel expressly for inclusion or incorporation by reference in any report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement and/or ancillary document contemplated thereto at the date of filing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Vitaxel and the Vitaxel Subsidiaries or that is included in the SEC filings). None of the information supplied or to be supplied by Vitaxel and the Vitaxel Subsidiaries expressly for inclusion or incorporation by reference in any of the Signing Filing, the Signing Press Release, the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Vitaxel and the Vitaxel Subsidiaries or that is included in the Ancillary Public Disclosures).

2.28        Disclosure.

No representations or warranties by Vitaxel in this Agreement (including the disclosure schedules hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

article iii

REPRESENTATIONS AND WARRANTIES OF VIONMALL

Except as set forth in the disclosure letter delivered by Vionmall to Parent on the date hereof (the “Vionmall Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Vionmall Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), Vionmall represents and warrants to Parent as follows, on the date hereof and on the Closing Date:

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3.1          Due Organization and Good Standing.

Vionmall and each Subsidiary of Vionmall, (singly, a “Vionmall Subsidiary” and collectively, the “Vionmall Subsidiaries”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization as set forth in Section 3.1 of the Vionmall Disclosure Letter and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Vionmall and each Vionmall Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, all of which jurisdictions are listed on Section 3.1 of the Vionmall Disclosure Letter. Vionmall has heretofore made available to Parent accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of Vionmall (the “Vionmall Organization Documents”) and accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of each Vionmall Subsidiary, each as amended to date and as currently in effect (together with the Vionmall Organization Documents, the “Vionmall Group Organization Documents”). Neither Vionmall nor any Vionmall Subsidiary is in violation of any Vionmall Organization Documents.

3.2          Title to Securities; Capitalization.

(a)          The authorized share capital of Vionmall consists of 400,000 ordinary shares, RM 1.00, of which (the “Vionmall Shares”) 100,000 are issued and outstanding. All of the outstanding Vionmall Shares were duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation, Vionmall Organization Documents or any contract to which Vionmall is a party or by which Vionmall is bound. There are no outstanding contractual obligations of Vionmall to repurchase, redeem or otherwise acquire any of the Vionmall Shares or any capital equity of Vionmall and there are no outstanding contractual obligations of Vionmall to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Vionmall Shares has been issued in violation of any applicable securities Laws.

(b)          Except as set forth in Section 3.2(b) of the Vionmall Disclosure Letter, there are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Vionmall or any Vionmall Subsidiary obligating Vionmall or any Vionmall Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating Vionmall or any Vionmall Subsidiary to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

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(c)          There are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which Vionmall or any Vionmall Subsidiary is a party or by which Vionmall, any Vionmall Subsidiary or any Vionmall Shareholder is bound with respect to any of the capital stock of Vionmall or any Vionmall Subsidiary. Except as set forth in this Agreement or disclosed in Section 3.2(c) of the Vionmall Disclosure Letter, as a result of the consummation of the Share Exchange, no shares of capital stock, warrants, options or other securities of Vionmall or any Vionmall Subsidiary are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Vionmall or any Vionmall Subsidiary accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d)          All Indebtedness of Vionmall and the Vionmall Subsidiaries are disclosed in Section 3.2(d) of the Vionmall Disclosure Letter. Except as disclosed therein, no Indebtedness of Vionmall or any of the Vionmall Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Vionmall or any of the Vionmall Subsidiaries, or (iii) the ability of Vionmall or any of the Vionmall Subsidiaries to grant any Encumbrance on its properties or assets.

(e)          Except as set forth in Section 3.2(e) of the Vionmall Disclosure Letter, since their respective formations, neither Vionmall nor any Vionmall Subsidiary has made, declared or paid any distribution or dividend and has not repurchased, redeemed or otherwise acquired any of its securities or equity interests, and no board of directors or other governing board of Vionmall or any Vionmall Subsidiary has authorized any of the foregoing.

(f)          Other than as set forth on Section 3.2(f) of the Vionmall Disclosure Letter, there are no options, warrants or other rights to subscribe for or purchase any equity interests of Vionmall or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of Vionmall, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Vionmall or, to the knowledge of Vionmall, any of its stockholders is a party or bound relating to any equity securities of Vionmall, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Vionmall, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of Vionmall Stock. Except as set forth in Section 3.2(f) of the Vionmall Disclosure Letter, there are no outstanding contractual obligations of Vionmall to repurchase, redeem or otherwise acquire any equity interests or securities of Vionmall, nor has Vionmall granted any registration rights to any Person with respect to Vionmall’s equity securities. All of Vionmall’s securities have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of Vionmall are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Vionmall accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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3.3          Subsidiaries.

Section 3.3 of the Vionmall Disclosure Letter sets forth a true, complete and correct list of each Vionmall Subsidiary and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth in Section 3.3 of the Vionmall Disclosure Letter, all of the capital stock and other equity interests of Vionmall Subsidiaries are owned, directly or indirectly, by Vionmall free and clear of any Encumbrance (other than any restriction under the applicable securities Laws) with respect thereto. All of the outstanding equity securities of each Vionmall Subsidiary are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities, fully paid and nonassessable. There are no contracts to which Vionmall or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Vionmall Subsidiary other than the Organizational Documents of any such Vionmall Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Vionmall Subsidiary is a party or which are binding upon any Vionmall Subsidiary providing for the issuance or redemption of any equity interests of any Vionmall Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Vionmall Subsidiary. Except for the interests of Vionmall Subsidiaries listed in Section 3.3 of the Vionmall Disclosure Letter, Vionmall does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. Except as set forth in Section 3.3 of the Vionmall Disclosure Letter, none of Vionmall or the Vionmall Subsidiaries is a participant in any joint venture, partnership or similar arrangement. Except as set forth in Section 3.3 of the Vionmall Disclosure Letter, there are no outstanding contractual obligations of Vionmall or the Vionmall Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.4          Authorization; Binding Agreement.

Vionmall has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Vionmall Board, and no other corporate proceedings on the part of Vionmall are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Vionmall is a party shall be when delivered, duly and validly executed and delivered by Vionmall and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Vionmall, enforceable against Vionmall in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

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3.5          Governmental Approvals.

Except as otherwise described in Section 3.5 of the Vionmall Disclosure Letter, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of Vionmall or any of the Vionmall Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by Vionmall of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by Vionmall of the transactions contemplated hereby and thereby, other than such filings as may be required in any jurisdiction where Vionmall or any Vionmall Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

3.6          No Violations.

Except as otherwise described in Section 3.6 of the Vionmall Disclosure Letter, the execution and delivery by Vionmall of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by Vionmall of the transactions contemplated hereby and thereby, and compliance by Vionmall with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Vionmall Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Vionmall Material Contract (as defined below), (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of Vionmall or any of the Vionmall Subsidiaries, or (viii) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which Vionmall or any of the Vionmall Subsidiaries or any of their respective assets or properties is subject.

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3.7          Record Keeping.

(a)          Vionmall and each Vionmall Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Person does not maintain any off-the-book accounts and that such Person’s assets are used only in accordance with such Person’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Person and to maintain accountability for such Person’s assets, (iv) access to such Person’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Person’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. Neither Vionmall nor any Vionmall Subsidiary has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Vionmall and its Subsidiaries. Since their respective formations, neither Vionmall nor any Vionmall Subsidiary, or any of their Representatives, or any auditor or accountant of Vionmall or the Vionmall Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Vionmall or any Vionmall Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Vionmall or any Vionmall Subsidiary has engaged in questionable accounting or auditing practices. No employee and no member of the Vionmall Board nor any attorney representing Vionmall or any Vionmall Subsidiary, whether or not employed by Vionmall or any Vionmall Subsidiary, has ever received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Vionmall, the Vionmall Subsidiaries or any of their respective officers, managers, directors, employees or agents or reported written evidence of any such violation to the Vionmall Board or any committee thereof or to any director or executive officer of the Vionmall or any Vionmall Subsidiary.

(b)          Neither Vionmall nor any Vionmall Subsidiary has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8          Absence of Certain Changes.

From its inception in September 2015 through the date hereof, except as described in Section 3.8 of the Vionmall Disclosure Letter and as expressly contemplated by this Agreement, Vionmall and the Vionmall Subsidiaries have conducted their respective businesses in the ordinary course of business and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Vionmall Material Adverse Effect.

3.9          Absence of Undisclosed Liabilities.

Neither Vionmall nor any Vionmall Subsidiary is subject to any material liabilities or obligations other than (i) liabilities or obligations reflected in Section 3.9 of the Vionmall Disclosure Letter, and (ii) liabilities or obligations under the payment terms of Vionmall Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for immaterial liabilities or obligations.

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3.10        Compliance with Laws.

Except as set forth in Section 3.10 of the Vionmall Disclosure Letter, neither Vionmall nor any of the Vionmall Subsidiaries are in conflict with, or in default or violation of, nor has it received, since their respective formations, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of Vionmall or any Vionmall Subsidiary is bound or affected, including, without limitation, consumer protection, insurance or securities Laws, or (B) any Vionmall Material Contract.

3.11        Regulatory Agreements; Permits.

(a)          Except as disclosed in Section 3.11(a) of the Vionmall Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters, or Orders to which Vionmall or any Vionmall Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)          Except as disclosed in Section 3.11(b) of the Vionmall Disclosure Letter, each of Vionmall, the Vionmall Subsidiaries, and each employee of Vionmall or any Vionmall Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with Vionmall or such Vionmall Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct Vionmall’s or the Vionmall Subsidiaries’ respective business as presently conducted, and to own, lease and operate Vionmall’s or the Vionmall Subsidiaries’ respective assets and properties (collectively, the “Vionmall Permits”), except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain would not be reasonably expected to result in a Vionmall Material Adverse Effect. Vionmall has made available to Parent true, correct and complete copies of all material Vionmall Permits. All of the Vionmall Permits are in full force and effect, and no suspension or cancellation of any of Vionmall Permits is pending or, to Vionmall’s knowledge, threatened. Neither Vionmall nor any Vionmall Subsidiary is in violation in any material respect with the terms of any Vionmall Permit.

3.12        Litigation.

Except as disclosed in Section 3.12(a) of the Vionmall Disclosure Letter, there is no material private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending by or before any Governmental Authority (each, an “Action”), or, to the knowledge of Vionmall, threatened against Vionmall, any of the Vionmall Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such). There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against Vionmall, any of the Vionmall Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement. Vionmall and the Vionmall Subsidiaries are in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a Vionmall Material Adverse Effect. Except as disclosed in Section 3.12(b) of the Vionmall Disclosure Letter, there is no material Action that Vionmall or any of the Vionmall Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of Vionmall, threatened against Vionmall or any Vionmall Subsidiary involving a claim against Vionmall or any Vionmall Subsidiary for false advertising with respect to any of Vionmall’s or any Vionmall Subsidiary’s products or services. Since the dates of formation of Vionmall and the Vionmall Subsidiaries, none of the current or former officers, managers or directors of any of Vionmall or the Vionmall Subsidiaries have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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3.13        Restrictions on Business Activities.

There is no Order binding upon Vionmall or any of the Vionmall Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of Vionmall or any of the Vionmall Subsidiaries as their businesses are currently conducted, any acquisition of property by Vionmall or any of the Vionmall Subsidiaries, the conduct of business by Vionmall or any of the Vionmall Subsidiaries as currently conducted, or the ability of Vionmall or any Vionmall Subsidiary to compete with other parties.

3.14        Material Contracts.

(a)          Section 3.14(a) of the Vionmall Disclosure Letter sets forth a true, correct and complete list of, and Vionmall has made available to Parent, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which Vionmall or any Vionmall Subsidiary is a party or by which Vionmall, any Vionmall Subsidiary, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a “Vionmall Material Contract”) that:

(i)          contains covenants that materially limit the ability of Vionmall or any Vionmall Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $50,000;

(v)         involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

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(vi)        by its terms calls for aggregate payments by Vionmall or any Vionmall Subsidiary under such contract of more than $50,000 per year or $200,000 in the aggregate over the length of the contract;

(vii)       with respect to any acquisition or disposition of another Person, pursuant to which Vionmall or any Vionmall Subsidiary has (A) any continuing indemnification obligations in excess of $50,000 or (B) any “earn out” or other contingent payment obligations;

(viii)      relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of Vionmall, any Vionmall Subsidiary, their businesses or material assets;

(ix)         obligates Vionmall or any Vionmall Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

(x)          is between Vionmall or any Vionmall Subsidiary and any of their respective directors, executive officers, shareholders or Affiliates, including all non-competition, severance and indemnification agreements;

(xi)         relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which Vionmall or any Vionmall Subsidiary has outstanding obligations (other than customary confidentiality obligations);

(xii)        provides another Person (other than Vionmall or any Vionmall Subsidiary) with a power of attorney;

(xiii)       obligates Vionmall or any Vionmall Subsidiary to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xiv)      relates to the development, ownership, licensing or use of any Intellectual Property material to the business of Vionmall or any Vionmall Subsidiary; or

(xv)       is otherwise material to Vionmall or any Vionmall Subsidiary or outside of the ordinary course of business of Vionmall or any Vionmall Subsidiary and not described in clauses (i) through (xiv) above.

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(b)          Except as disclosed in Section 3.14(b) of the Vionmall Disclosure Letter, with respect to each Vionmall Material Contract: (i) such Vionmall Material Contract is valid and binding and enforceable in all respects against Vionmall or the Vionmall Subsidiary party thereto (subject to Enforceability Exceptions) and, to Vionmall’s knowledge, the other party thereto, and other than such contracts that have expired by their terms, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of the Vionmall Material Contract against Vionmall or such Vionmall Subsidiary and, to Vionmall’s knowledge, the other party thereto; (iii) neither Vionmall nor any Vionmall Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by Vionmall or any Vionmall Subsidiary, or permit termination or acceleration by the other party thereto, under such Vionmall Material Contract; (iv) to Vionmall’s knowledge, no other party to such Vionmall Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Vionmall or any of the Vionmall Subsidiaries, under such Vionmall Material Contract, (v) no other party to such Vionmall Material Contract has notified Vionmall or any Vionmall Subsidiary in writing that it is terminating or considering terminating the handling of its business by Vionmall or any Vionmall Subsidiary or in respect of any particular product, project or service of Vionmall or any Vionmall Subsidiary, or is planning to materially reduce its future business with Vionmall or any Vionmall Subsidiary in any manner; and (vi) neither Vionmall nor any Vionmall Subsidiary has waived any rights under such Vionmall Material Contract.

3.15        Intellectual Property.

(a)          Section 3.15(a)(i) of the Vionmall Disclosure Letter contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by Vionmall or any of the Vionmall Subsidiaries and is material to the business of Vionmall or any Vionmall Subsidiary as currently conducted (“Vionmall Intellectual Property”); and (ii) all material Intellectual Property that is licensed to Vionmall or any of the Vionmall Subsidiaries and is material to the business of Vionmall or any Vionmall Subsidiaries (“Vionmall Licensed Intellectual Property”). Each of Vionmall and the Vionmall Subsidiaries (x) has all right, title and interest in and to Vionmall Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the Vionmall Licensed Intellectual Property. Except as set forth in Section 3.15(a)(ii) of the Vionmall Disclosure Letter, neither Vionmall nor any of the Vionmall Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, except as set forth in Section 3.15(a)(iii) of the Vionmall Disclosure Letter, to the knowledge of Vionmall, there is no valid basis for any such allegation. Except as set forth in Section 3.15(a)(iv) of the Vionmall Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter Vionmall’s or any Vionmall Subsidiary’s rights to any Vionmall Intellectual Property or Vionmall Licensed Intellectual Property. All of Vionmall Intellectual Property and the license rights to the Vionmall Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to Vionmall’s knowledge, threatened that challenges the rights of Vionmall or any of the Vionmall Subsidiaries to any Vionmall Intellectual Property or Vionmall Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. Vionmall Intellectual Property and the Vionmall Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to Vionmall or the Vionmall Subsidiaries and used in or necessary for the operation by Vionmall and the Vionmall Subsidiaries of their respective businesses as currently conducted. Neither Vionmall nor any of the Vionmall Subsidiaries is in breach or default (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Vionmall Licensed Intellectual Property.

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(b)          For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

3.16        Employee Benefit Plans.

(a)          Section 3.16(a) of the Vionmall Disclosure Letter lists, with respect to Vionmall and the Vionmall Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from Vionmall or any of the Vionmall Subsidiaries to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Vionmall Benefit Plans”). The term Vionmall Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with Vionmall and the Vionmall Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Vionmall ERISA Affiliate”) may have any liability.

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(b)          Other than as would not reasonably be expected to result in a Vionmall Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Vionmall, by any Vionmall Subsidiary, or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Vionmall Benefit Plan, (ii) each Vionmall Benefit Plan has been administered in material accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) Vionmall and each Vionmall ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any Vionmall Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by Vionmall or any Vionmall ERISA Affiliate to any Vionmall Benefit Plan have been made on or before their due dates, including any legally permitted extensions.

(c)          Except as disclosed in Section 3.16(c) of the Vionmall Disclosure Letter, or as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to Vionmall Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which Vionmall is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Vionmall or any of the Vionmall Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligations to fund benefits with respect to any employee or director of Vionmall or any of the Vionmall Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of Vionmall, or increase the amount of compensation due any such employee, director or consultant.

(d)          None of Vionmall Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e)          No Vionmall Benefit Plan maintained by Vionmall or any of the Vionmall Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Vionmall or any of the Vionmall Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f)          Neither Vionmall nor any Vionmall ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(g)          Except as set forth in Section 3.16(g) of the Vionmall Disclosure Letter, no Vionmall Benefit Plan is maintained outside the jurisdiction of the United States (any such Vionmall Benefit Plan set forth in Section 3.16(g) of the Vionmall Disclosure Schedule, “Vionmall Foreign Benefit Plans”). All Vionmall Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and all Vionmall Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Vionmall Foreign Benefit Plans, adequate reserves therefor have been established in accordance with applicable foreign accounting standards on the accounting statements of the applicable Vionmall or Vionmall Subsidiary entity.

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3.17        Taxes and Returns.

(a)          Vionmall has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by Vionmall or any Vionmall Subsidiary (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld.

(b)          Section 3.17(b) of the Vionmall Disclosure Letter sets forth each jurisdiction where Vionmall and each Vionmall Subsidiary files or is required to file a Tax Return.

(c)          Neither Vionmall nor any of the Vionmall Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d)          There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against Vionmall or any of the Vionmall Subsidiaries in respect of any Tax, and neither Vionmall nor any of the Vionmall Subsidiaries has been notified in writing of any proposed Tax claims or assessments against Vionmall or any of the Vionmall Subsidiaries.

(e)          There are no Encumbrances with respect to any Taxes upon any of Vionmall’s or the Vionmall Subsidiaries’ assets, other than Taxes, the payment of which is not yet due.

(f)          Neither Vionmall nor any of the Vionmall Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Vionmall or any of the Vionmall Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)          Neither Vionmall nor any of the Vionmall Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h)          Neither Vionmall nor any of the Vionmall Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)          Neither Vionmall nor any Vionmall Subsidiary has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

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(j)          Neither Vionmall nor any Vionmall Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on Vionmall or any Vionmall Subsidiary with respect to any period following the Closing Date.

(k)          Neither Vionmall nor any Vionmall Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l)          For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

3.18        Finders and Investment Bankers.

Except as set forth in Section 3.18 of the Vionmall Disclosure Letter, neither Vionmall nor any Vionmall Subsidiary has incurred, nor will they incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of Vionmall or any Vionmall Subsidiary.

3.19        Title to Properties; Assets.

(a)          Section 3.19(a) of the Vionmall Disclosure Letter contains a correct and complete list, of all real property and interests in real property leased or subleased by or for the benefit of Vionmall or any of the Vionmall Subsidiaries from or to any Person (collectively, the “Vionmall Real Property”). The list set forth in Section 3.19(a)(i) of the Vionmall Disclosure Letter contains, with respect to each of Vionmall Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which Vionmall or any of the Vionmall Subsidiaries is a party or by which Vionmall or any of the Vionmall Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “Vionmall Leases”), the terms of which have been complied with by Vionmall and any Vionmall Subsidiary. The Vionmall Real Property set forth in Section 3.19(a) of the Vionmall Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of Vionmall and the Vionmall Subsidiaries. Except as set forth in Section 3.19(a) of the Vionmall Disclosure Letter, neither Vionmall nor any Vionmall Subsidiary owns any real property.

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(b)          A true, correct, complete and full execution copy of each Vionmall Lease set forth in Section 3.19(a) of the Vionmall Disclosure Letter has been made available to Parent. Except as set forth in Section 3.19(b)(i) of the Vionmall Disclosure Letter, Vionmall or Vionmall Subsidiary’s interests in each of Vionmall Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of Vionmall Leases is in full force and effect and are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Vionmall Leases is in full force and effect. Except as set forth in Section 3.19(b)(ii) of the Vionmall Disclosure Letter, neither Vionmall nor any of the Vionmall Subsidiaries nor, to the knowledge of Vionmall, any other party to any Vionmall Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Vionmall Leases. Vionmall and the Vionmall Subsidiaries enjoy peaceful and undisturbed possession under all such Vionmall Leases and have not received notice of any material default, delinquency or breach on the part of Vionmall or any Vionmall Subsidiary. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances arising under this Agreement or any ancillary agreement hereto, and (vii) such other imperfections in title as are not, in the aggregate, reasonably likely to result in a Vionmall Material Adverse Effect or a Parent Material Adverse Effect (as defined below), as the case may be.

(c)          All items of Personal Property which are owned, used or leased by Vionmall or a Vionmall Subsidiary with a book value or fair market value of greater than $250,000 are set forth in Section 3.19(c)(i) of the Vionmall Disclosure Letter, along with, to the extent applicable, a list of leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (“Vionmall Personal Property Leases”). Except as set forth in Section 3.19(c)(ii) of the Vionmall Disclosure Letter, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of Vionmall or any Vionmall Subsidiary. The operation of each of Vionmall and the Vionmall Subsidiaries’ respective business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a member of Vionmall or any Vionmall Subsidiary, except for such Personal Property that is owned by, leased, licensed or otherwise contracted to such entity. Vionmall has provided to Parent a true and complete copy of each of the Vionmall Personal Property Leases, and in the case of any oral Vionmall Personal Property Lease, a written summary of the material terms of such Vionmall Personal Property Lease. The Vionmall Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of Vionmall or any Vionmall Subsidiary under any of the Vionmall Personal Property Leases. Vionmall has no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any of the Vionmall Personal Property Leases, and neither Vionmall nor any Vionmall Subsidiary has received notice of any such condition. Neither Vionmall nor any Vionmall Subsidiary has waived any rights under any Vionmall Personal Property Lease which would be in effect at or after the Closing. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Vionmall Personal Property Lease with either Vionmall or a Vionmall Subsidiary to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of Vionmall or Vionmall Subsidiary under any Vionmall Personal Property Lease.

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(d)          Except as set forth on Section 3.19(d) of the Vionmall Disclosure Letter, Vionmall and each Vionmall Subsidiary has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Encumbrances other than Permitted Encumbrances. The assets (including Intellectual Property rights and contractual rights) of Vionmall and the Vionmall Subsidiaries constitute all of the assets, rights and properties that are used in the operation of the businesses of Vionmall and the Vionmall Subsidiaries as they are now conducted and presently proposed to be conducted or that are used or held by Vionmall and the Vionmall Subsidiaries for use in the operation of the businesses of Vionmall and the Vionmall Subsidiaries, and taken together, are adequate and sufficient for the operation of the businesses of Vionmall and the Vionmall Subsidiaries as currently conducted and as presently proposed to be conducted.

3.20        Employee Matters.

(a)          There are no Actions pending or, to the knowledge of Vionmall, threatened involving Vionmall or any Vionmall Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To Vionmall’s knowledge, since the dates of formation of Vionmall and the Vionmall Subsidiaries, there has been: (i) no labor union organizing or attempting to organize any employee of Vionmall or any of the Vionmall Subsidiaries into one or more collective bargaining units with respect to their employment with Vionmall or any of the Vionmall Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Vionmall or any of the Vionmall Subsidiaries pending with respect to their employment with Vionmall or any of the Vionmall Subsidiaries or threatened against Vionmall or any of the Vionmall Subsidiaries. Neither Vionmall nor any of the Vionmall Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Vionmall or any of the Vionmall Subsidiaries and no such agreement is currently being negotiated.

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(b)          Except as set forth in Section 3.20(b) of the Vionmall Disclosure Letter, Vionmall and the Vionmall Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against Vionmall or any of the Vionmall Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of Vionmall, threatened against Vionmall or any Vionmall Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)          Section 3.20(c) of the Vionmall Disclosure Letter hereto sets forth a complete and accurate list of all significant employees of Vionmall and the Vionmall Subsidiaries showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of Vionmall and the Vionmall Subsidiaries)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ended May 31, 2014 or the six month period ended November 30, 2014, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each significant employee for the calendar year ended May 31, 2014 or the six month period ended November 30, 2014. Except as set forth on Section 3.20(c) of the Vionmall Disclosure Letter, (A) no employee is a party to a written employment agreement or contract with Vionmall or a Vionmall Subsidiary and each is employed “at will”, and (B) each of Vionmall and each Vionmall Subsidiaries has paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by Vionmall and the Vionmall Subsidiaries to any such employees under the terms of any written or, to Vionmall’s knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Except as set forth in Section 3.20(c) of the Vionmall Disclosure Letter, each such significant employee has entered into Vionmall or the applicable Vionmall Subsidiary’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with Vionmall or its Subsidiaries, a copy of which has been provided to Parent by Vionmall.

(d)          Section 3.20(d) of the Vionmall Disclosure Letter contains a list of all significant independent contractors (including consultants) currently engaged by Vionmall and the Vionmall Subsidiaries, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 3.20(d), all of such independent contractors are a party to a written agreement or contract with either Vionmall or a Vionmall Subsidiary. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with either Vionmall or a Vionmall Subsidiary, a copy of which has been provided to Parent by Vionmall. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by either Vionmall or a Vionmall Subsidiary are bona fide independent contractors and not employees of either Vionmall or the Vionmall Subsidiary. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of Vionmall and the Vionmall Subsidiaries to pay severance or a termination fee.

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3.21        Environmental Matters.

Except as set forth in Section 3.21 of the Vionmall Disclosure Letter:

(a)          Neither Vionmall nor any of the Vionmall Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and neither Vionmall nor any of the Vionmall Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law;

(b)          Vionmall and the Vionmall Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(c)          Neither Vionmall nor any of the Vionmall Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and

(d)          Each of Vionmall and the Vionmall Subsidiaries holds and is in compliance in all material respects with all the Vionmall Permits required to conduct its business and operations under all applicable Environmental Laws.

3.22        Transactions with Affiliates.

Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Vionmall or any Vionmall Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of Vionmall or any Vionmall Subsidiary or such Person’s employment with Vionmall or any Vionmall Subsidiary, or (v) as set forth in Section 3.22 of the Vionmall Disclosure Letter, there are no contracts or arrangements (each, a “Vionmall Affiliate Transaction”) that were in existence in the past three (3) years or are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between Vionmall or any of the Vionmall Subsidiaries, on the one hand, and, on the other hand, any (x) present manager, officer or director of either Vionmall or any of the Vionmall Subsidiaries or (y) record or beneficial owner of more than five percent (5%) of the outstanding Vionmall Shares or more than five percent (5%) of the outstanding equity interest of any Vionmall Subsidiary as of the date hereof (each of (x), (y) and (z), a “Vionmall Affiliate,” and collectively, the “Vionmall Affiliates”).

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3.23        Insurance.

Section 3.23 of the Vionmall Disclosure Letter sets forth a correct and complete list of all insurance policies issued in favor of Vionmall or any Vionmall Subsidiary, or pursuant to which Vionmall, any Vionmall Subsidiary or any of their respective directors and/or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither Vionmall nor any Vionmall Subsidiary is in any material respect, in breach of or default under, and neither Vionmall nor any Vionmall Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

3.24        Books and Records.

All of the financial books and records of Vionmall and the Vionmall Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

3.25        Accounts Receivable.

All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of Vionmall and/or the Vionmall Subsidiaries, in accordance with GAAP (the “Vionmall Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to Vionmall and/ or the Vionmall Subsidiaries arising from their respective businesses. To Vionmall’s knowledge, none of the Vionmall Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

3.26        Investment Company Act.

Neither Vionmall nor any Company Subsidiary is an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.27        Information Supplied.

None of the information supplied or to be supplied by Vionmall expressly for inclusion or incorporation by reference: (i) in any report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement and/or ancillary document contemplated thereto; or (ii) any filings with the SEC as it relates to the Registration Statement will, at the date of filing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Vionmall and the Vionmall Subsidiaries or that is included in the SEC filings). None of the information supplied or to be supplied by Vionmall and the Vionmall Subsidiaries expressly for inclusion or incorporation by reference in any of the Signing Filing, the Signing Press Release, the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Vionmall and the Vionmall Subsidiaries or that is included in the Ancillary Public Disclosures).

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3.28        Disclosure.

No representations or warranties by Vionmall in this Agreement (including the disclosure schedules hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTS OF PARENT

Except as set forth in the disclosure letter delivered by Parent to each of Vitaxel and Vionmall on the date hereof (the “Parent Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Parent Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), Parent hereby represents and warrants to each of Vitaxel and Vionmall as follows:

4.1          Due Organization and Good Standing.

Each of Parent and each wholly owned or partially owned subsidiary of Parent (collectively, the “Parent Subsidiaries”) is a corporation, limited liability company, or other entity duly incorporated, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization and has all requisite corporate, limited liability or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Except as set forth in Section 4.1 of the Parent Disclosure Letter, each of Parent and the Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to result in a Parent Material Adverse Effect. Except as set forth in Section 4.1 of the Parent Disclosure Letter, Parent has heretofore made available to Vitaxel and Vionmall accurate and complete copies of Parent’s certificate of incorporation and by-laws, each as amended to date and as currently in effect (the “Parent Organization Documents”) and the equivalent organizational documents of each Parent Subsidiary (collectively, the “Parent Subsidiary Organization Documents”), each as amended to date and as currently in effect. Neither Parent nor any Parent Subsidiary is in violation of any provision of the Parent Organization Documents or Parent Subsidiary Organization Documents, as the case may be.

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4.2          Title to Securities; Capitalization.

(a)          The authorized capital stock of Parent consists of 7,000,000,000 shares of Parent Common Stock, par value $0.000001 per share, and 100,000,000 shares of “blank check” preferred stock, par value $0.00001 per share. The shares of Parent Common Stock are eligible for quotation on the OTC Markets. As of the date of this Agreement, there are 3,825,000 shares of Common Stock issued and outstanding including 3,000,000 shares which are to be cancelled in conjunction with the Closing in connection with the Split-Off transaction. Accordingly, following the Closing, after giving effect to the Split-Off but not the Share Exchange, 825,000 of the 3,825,000 shares of Parent Common Stock shall remain outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, the Parent Organization Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth herein, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of any of Parent or the Parent Subsidiaries. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b)          Except as set forth in Section 4.2(b) of the Parent Disclosure Letter, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Parent or obligating Parent to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating Parent to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(c)          Except as set forth in Section 4.2(c) of the Parent Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which Parent is a party or by which Parent is bound with respect to any of its capital stock. Except as set forth in Section 4.2(c) of the Parent Disclosure Letter, as a result of the consummation of the Share Exchange, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d)          Except as disclosed on Section 4.2(d) of the Parent Disclosure Letter, no Indebtedness of Parent or any of the Parent Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Parent or any of the Parent Subsidiaries, or (iii) the ability of Parent or any of the Parent Subsidiaries to grant any Encumbrance on its properties or assets.

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(e)          Since its inception, Parent has not made, declared or paid any distribution or dividend in respect of the Parent Common Stock and has not repurchased, redeemed or otherwise acquired any securities or equity interests of Parent, and the Parent Board has not authorized any of the foregoing.

4.3          Subsidiaries.

(a)          Section 4.3(a)(i) of the Parent Disclosure Letter sets forth a true, complete and correct list of each of the Parent Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth on Section 4.3(a)(ii) of the Parent Disclosure Letter, all of the capital stock and other equity interests of the Parent Subsidiaries are owned, directly or indirectly, by Parent free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Parent Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. Neither Parent nor any Parent Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person, other than capital stock or other equity interests of the Parent Subsidiaries owned by Parent or another Parent Subsidiary.

(b)          Section 4.3(b) of the Parent Disclosure Letter lists all jurisdictions in which each of Parent and each Parent Subsidiary is qualified to conduct its respective businesses.

4.4          Authorization; Binding Agreement.

Parent has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the Parent Board and (ii) except for the approval of the stockholders of Parent (the “Parent Stockholder Approval”), no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the Share Exchange, and the other transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Parent is a party shall be when delivered, duly and validly executed and delivered by Parent and assuming the due authorization, execution and delivery of this Agreement and any such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

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4.5          Governmental Approvals.

Except as otherwise described in Section 4.5 of the Parent Disclosure Letter, no Consent of or with any Governmental Authority on the part of Parent or any of the Parent Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by Parent of this Agreement or any ancillary agreement related hereto or the consummation by Parent of the transactions contemplated hereby or thereby other than (i) such filings as may be required in any jurisdiction where Parent or any Parent Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) such filings as contemplated by this Agreement, (iii) such filings as contemplated by this Agreement pursuant to the Share Exchange, (iv) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act of 1934, as amended (the “Exchange Act”), the Financial Industry Regulatory Authority (“FINRA”) or any state “blue sky” securities Laws, and the rules and regulations thereunder, or (v) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

4.6          No Violations.

Except as otherwise described in Section 4.6 of the Parent Disclosure Letter, the execution and delivery by Parent of this Agreement and each other ancillary agreement related hereto and the consummation by Parent of the transactions contemplated hereby and thereby and compliance by Parent with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the Parent Organization Documents or Parent Subsidiary Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Parent Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Parent or any of the Parent Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Parent or any of the Parent Subsidiaries or any of their assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a Parent Material Adverse Effect.

4.7          Parent Financial Statements.

(a)          Parent has filed with the SEC (i) the audited balance sheets of Parent as of October 31, 2015 and 2014 and the related audited statements of operations, stockholders’ equity and cash flows for the year ended October 31, 2015 and the period from November 19, 2013 (inception) through October 30, 2015 together with the notes to such statements and the opinions of KLJ & Associates, LLP and Li and Company, PC, independent certified public accountants (the “Parent Financial Statements”).

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(b)          The Parent Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Parent balance sheets included as part of the Parent Financial Statements are true and accurate and present fairly as of their respective dates the financial condition of Parent. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Parent had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Parent, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows included as part of the Parent Financial Statements reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c)          Since November 1, 2015, none of Parent, any Parent Subsidiary, or any director, officer or employee of Parent or any Parent Subsidiary, any auditor or accountant of Parent or any Parent Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. To Parent’s knowledge, no employee and no member of the Parent Board nor any attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has ever received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Parent, any Parent Subsidiary or any of their respective officers, directors, employees or agents or reported written evidence of any such violations to the Parent Board or any committee thereof or to any director or executive officer of Parent.

4.8          Absence of Certain Changes.

From November 1, 2015 through the date hereof, except as described in Section 4.8(a) of the Parent Disclosure Letter and as expressly contemplated by this Agreement, Parent and the Parent Subsidiaries have (i) conducted their respective businesses in the ordinary course of business consistent with past practice (ii) not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Parent Material Adverse Effect.

4.9          Absence of Undisclosed Liabilities.

Neither the Parent nor any Parent Subsidiary is subject to any material liabilities or obligations that is not adequately reflected or reserved on or provided for in the Parent Financial Statements, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in Section 4.9 of the Parent Disclosure Letter, and (iii) liabilities or obligations under the payment terms of Parent Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for immaterial liabilities or obligations.

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4.10        Compliance with Laws.

(a)          Except as set forth in Section 4.10 of the Parent Disclosure Letter, neither the Parent nor any of the Parent Subsidiaries are in conflict with, or in default or violation of, nor has it received, since their respective formations, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of the Parent or any Parent Subsidiary is bound or affected, including, without limitation, consumer protection, insurance or securities Laws, or (B) any Parent Material Contract.

(b)          Parent has complied with all applicable federal and state securities laws and regulations, including being current in all of its reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and Parent is not in violation or breach of, conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of any mortgage, indenture, lease, license or any other agreement or instrument.

(c)          No order suspending the effectiveness of any registration statement of Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to Parent’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC; and there are no outstanding comments issued by the SEC with respect to any reports or other filings with the SEC, any state securities law regulatory authority or any other federal, state or local governmental authority.

(d)          Parent is not and has not, and the past and present officers, directors and affiliates of Parent are not and have not, been the subject of, nor does any officer or director of Parent have any reason to believe that Parent or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of the securities laws.

(e)          Parent is not and has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation. Litigation shall be deemed “material” if the amount at issue exceeds the lesser of $10,000 per matter or $25,000 in the aggregate.

(f)          Parent has not, and the past and present officers, directors and affiliates of Parent have not, been the subject of, nor does any officer or director of Parent have any reason to believe that Parent or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

(g)          Parent shall not, on the Closing Date, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, except as set forth herein (which shall not exceed $25,000 in the aggregate, exclusive of professional fees and expenses related to the Transactions.

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4.11        Regulatory Agreements; Permits.

(a)          Except as disclosed in Section 4.11(a) of the Parent Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters, or Orders to which Parent or any Parent Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)          Except as disclosed in Section 4.11(b) of the Parent Disclosure Letter, each of the Parent, the Parent Subsidiaries, and each employee of the Parent or any Parent Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Parent or such Parent Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Parent’s or the Parent Subsidiaries’ respective business as presently conducted, and to own, lease and operate the Parent’s or the Parent Subsidiaries’ respective assets and properties (collectively, the “Parent Permits”), except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain would not be reasonably expected to result in a parent material adverse effect. Parent has made available to the Company true, correct and complete copies of all material Parent Permits. All of the Parent Permits are in full force and effect, and no suspension or cancellation of any of Parent Permits is pending or, to Parent’s knowledge, threatened. Neither the Parent nor any Parent Subsidiary is in violation in any material respect with the terms of any Parent Permit.

4.12        Litigation.

Except as disclosed in Section 4.12 of the Parent Disclosure Letter, there is no Action pending, or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Parent Material Adverse Effect. There is no Order binding against Parent, any Parent Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers, directors or partners (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a Parent Material Adverse Effect. Except as disclosed in Section 4.12 of the Parent Disclosure Letter, there is no material Action that Parent or any of the Parent Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary involving a claim against Parent or any Parent Subsidiary for false advertising with respect to any of Parent’s or any Parent Subsidiary’s products or services, except for any such Action(s) which would not reasonably be expected to result in an Parent Material Adverse Effect.

4.13        Restrictions on Business Activities.

There is no Order binding upon Parent or any of the Parent Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of Parent or any of the Parent Subsidiaries as their businesses are currently conducted, any acquisition of property by the Parent or any of the Parent Subsidiaries, the conduct of business by the Parent or any of the Parent Subsidiaries as currently conducted, or the ability of the Parent to compete with other parties.

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4.14        Employee Benefit Plans.

Except for the 2016 Equity Incentive Plan, Parent does not presently maintain and has not maintained any employee benefit plan (as defined in Section 3(3) of ERISA) since its inception.

4.15        Taxes and Returns.

(a)          Parent has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by Parent or any Parent Subsidiary (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financial Statements have been established.

(b)          Section 4.15(b) of the Parent Disclosure Letter sets forth each jurisdiction where Parent and each Parent Subsidiary files or is required to file a Tax Return.

(c)          Neither Parent nor any of the Parent Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d)          There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against Parent or any of the Parent Subsidiaries in respect of any Tax, and neither Parent nor any of the Parent Subsidiaries has been notified in writing of any proposed Tax claims or assessments against Parent or any of the Parent Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Parent Financial Statements have been established).

(e)          There are no Encumbrances with respect to any Taxes upon any of Parent’s or the Parent Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Parent Financial Statements have been established.

(f)          Neither Parent nor any of the Parent Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Parent or any of the Parent Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)          Neither Parent nor any of the Parent Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

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(h)          Neither Parent nor any of the Parent Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)          Neither Parent nor any Parent Subsidiary has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j)          Neither Parent nor any Parent Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on Parent or any Parent Subsidiary with respect to any period following the Closing Date.

(k)          Neither Parent nor any Parent Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

4.16        Finders and Investment Bankers.

Parent has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

4.17        Employee Matters.

(a)          There are no Actions pending or, to the knowledge of Parent and the Parent Subsidiaries, threatened involving Parent or any Parent Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To Parent’s knowledge, since the dates of formation of Parent and the Parent Subsidiaries, there has been: (i) no labor union organizing or attempting to organize any employee of Parent or any of the Parent Subsidiaries into one or more collective bargaining units with respect to their employment with Parent or any of the Parent Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Parent or any of the Parent Subsidiaries pending with respect to their employment with Parent or any of the Parent Subsidiaries or threatened against Parent or any of the Parent Subsidiaries. Neither Parent nor any of the Parent Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Parent or any of the Parent Subsidiaries and no such agreement is currently being negotiated.

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(b)          Except as set forth in Section 4.17(b) of the Parent Disclosure Letter, Parent and the Parent Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against Parent or any of the Parent Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

4.18        Environmental Matters.

Except as set forth in Section 4.18 of the Parent Disclosure Letter:

(a)          Neither Parent nor any of the Parent Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and neither Parent nor any of the Parent Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law;

(b)          Parent and the Parent Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(c)          Neither Parent nor any of the Parent Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and

(d)          Each of Parent and the Parent Subsidiaries holds and is in compliance in all material respects with all the Parent Permits required to conduct its business and operations under all applicable Environmental Laws.

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4.19        Transactions with Affiliates.

Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Parent or any Parent Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of Parent or any Parent Subsidiary or such Person’s employment with Parent or any Parent Subsidiary, (v) as set forth in Section 4.19 of the Parent Disclosure Letter, or (vi) as stated in the Parent Financial Statements, there are no contracts or arrangements (each, a “Parent Affiliate Transaction”) that are in existence in the past three (3) years or as of the date of this Agreement under which there are any material existing or future liabilities or obligations between Parent or any of the Parent Subsidiaries, on the one hand, and, on the other hand, any (x) present manager, officer or director of either Parent or any of the Parent Subsidiaries or (y) record or beneficial owner of more than five percent (5%) of the outstanding Parent Shares or more than five percent (5%) of the outstanding equity interest of any Parent Subsidiary as of the date hereof (each of (x), (y) and (z), a “Parent Affiliate,” and collectively, the “Parent Affiliates”).

4.20        Investment Company Act.

Neither Parent nor any Parent Subsidiary is an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.21        Parent SEC Filings.

Parent has filed all SEC reports required to be filed by it under the Exchange Act or otherwise, including pursuant to Section 13(a) or 15(d) thereof, since its inception (the foregoing materials being collectively referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents and any registration statements filed under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All Material Contracts to which Parent is a party or to which the property or assets of Parent are subject have been appropriately filed as exhibits to the SEC Documents and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable. The financial statements of Parent included in the Registration Statement and the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of Parent as at the dates thereof and the results of its operations and cash flows for the periods then ended. The disclosure set forth in the SEC Documents and Registration Statements regarding Parents business is current and complete and accurately reflects Parent operations as it exists as of the date hereof.

4.22        Disclosure.

No representations or warranties by Parent in this Agreement (including the disclosure schedules hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

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4.23        Books and Records.

All of the financial books and records of Parent and the Parent Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE VITAXEL SHAREHOLDERS

As an inducement to Parent to enter into this Agreement, each Vitaxel Shareholder, severally but not jointly, hereby represents and warrants to Parent as follows.

5.1          Vitaxel Shares.

The Vitaxel Shares represent 100% of the issued and outstanding capital stock of Vitaxel. Vitaxel. Such Vitaxel Shareholder is the record owner, and has good, valid and marketable title to, the Vitaxel Shares appearing next to such shareholder’s name on Schedule A-1 hereto. Such Vitaxel Shareholder has the right and authority to sell and deliver its Vitaxel Shares, free and clear of all Encumbrances or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the Vitaxel Shares as herein contemplated and/or upon registering of Parent as the new owner of the Vitaxel Shares in the share register of Vitaxel, Parent will receive good title to the Vitaxel Shares owned by such Vitaxel Shareholder.

5.2          Power and Authority.

Such Vitaxel Shareholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his, her or its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of such Vitaxel Shareholder, enforceable against such Vitaxel Shareholder in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

5.3          No Conflicts.

The execution and delivery of this Agreement by such Vitaxel Shareholder and the performance by such Vitaxel Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to such Vitaxel Shareholder and (c) will not violate or breach any contractual obligation to which such Vitaxel Shareholder is a party.

5.4          Purchase Entirely for Own Account.

The Exchange Shares proposed to be acquired by such Vitaxel Shareholder pursuant to the terms hereof will be acquired for investment for such Vitaxel Shareholder’s own account, and not with a view to the resale or distribution of any part thereof.

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5.5          Acquisition of Exchange Shares for Investment.

(a)          Such Vitaxel Shareholder is acquiring the Exchange Shares for investment purposes and for such Vitaxel Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Vitaxel Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b)          Such Vitaxel Shareholder represents and warrants that it: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Parent and its securities.

(c)          Such Vitaxel Shareholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the Exchange Shares are not and will not be registered under the Securities Act and that the issuance thereof to such Vitaxel Shareholder is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D and/or Regulation S. Such Vitaxel Shareholder has no intention of becoming a U.S. Person. At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Vitaxel Shareholder was outside of the United States.

(d)          Such Vitaxel Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e)          Such Vitaxel Shareholder understands that the Exchange Shares, may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE VIonmall SHAREHOLDERS

As an inducement to Parent to enter into this Agreement, each Vionmall Shareholder, severally but not jointly, hereby represents and warrants to Parent as follows.

6.1          Vionmall Shares.

The Vionmall Shares represent 100% of the issued and outstanding capital stock of Vionmall. Such Vionmall Shareholder is the record owner, and has good, valid and marketable title to, the Vionmall Shares appearing next to such shareholder’s name on Schedule A-2 hereto. Such Vionmall Shareholder has the right and authority to sell and deliver its Vionmall Shares, free and clear of all Encumbrances or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the Vionmall Shares as herein contemplated and/or upon registering of Parent as the new owner of the Vionmall Shares in the share register of Vionmall, Parent will receive good title to the Vionmall Shares owned by such Vionmall Shareholder.

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6.2          Power and Authority.

Such Vionmall Shareholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his, her or its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of such Vionmall Shareholder, enforceable against such Vionmall Shareholder in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

6.3          No Conflicts.

The execution and delivery of this Agreement by such Vionmall Shareholder and the performance by such Vionmall Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to such Vionmall Shareholder and (c) will not violate or breach any contractual obligation to which such Vionmall Shareholder is a party.

6.4          Purchase Entirely for Own Account.

The Exchange Shares proposed to be acquired by such Vionmall Shareholder pursuant to the terms hereof will be acquired for investment for such Vionmall Shareholder’s own account, and not with a view to the resale or distribution of any part thereof.

6.5          Acquisition of Exchange Shares for Investment.

(a)          Such Vionmall Shareholder is acquiring the Exchange Shares for investment purposes and for such Vionmall Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Vionmall Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b)          Such Vionmall Shareholder represents and warrants that it: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Parent and its securities.

(c)          Such Vionmall Shareholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the Exchange Shares are not and will not be registered under the Securities Act and that the issuance thereof to such Vionmall Shareholder is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D and/or Regulation S. Such Vionmall Shareholder has no intention of becoming a U.S. Person. At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Vionmall Shareholder was outside of the United States.

(d)          Such Vionmall Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

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(e)          Such Vionmall Shareholder understands that the Exchange Shares, may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.

ARTICLE VII

COVENANTS

7.1          Conduct of Business of Vitaxel, Vionmall and the Vitaxel Subsidiaries and Vionmall Subsidiaries.

(a)          Unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Section 7.1 of the Vitaxel Disclosure Letter or Section 7.1 of the Vionmall Disclosure Letter, Vitaxel and Vionmall shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) comply with all Laws applicable to Vitaxel and Vionmall and their respective Subsidiaries and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Persons with whom they do significant business, and to preserve the possession, control and condition of their respective assets, all as consistent with past practice.

(b)          Without limiting the generality of the foregoing clause (a), and except as contemplated by the terms of this Agreement or as set forth in Section 7.1 of the Company Disclosure Letter or Section 7.1 of the Vionmall Disclosure Letter, as applicable, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), Vitaxel and Vionmall shall not, and shall cause each of their respective Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, any of the Vitaxel Group Organizational Documents or Vionmall Group Organizational Documents, as applicable;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities or other securities or interests, including any securities convertible into or exchangeable for any of its equity securities or securities interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other securities or equity interests;

(iii)        split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or securities interests;

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(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person;

(v)         increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses [for fiscal year 2015], or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plan, or in the ordinary course of business consistent with past practice;

(vi)        make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)       transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Company Intellectual Property, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii)      terminate or waive or assign any material right under any Vitaxel Material Contract, Vionmall Material Contract, Vitaxel Lease or Vionmall Lease, as the case may be, or enter into any contract (A) involving amounts potentially exceeding $50,000 per year, (B) that would be a Vitaxel Material Contract or Vionmall Material Contract, as applicable or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(ix)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)          establish any new Vitaxel Subsidiary or Vionmall Subsidiary, as applicable, or enter into any new line of business;

(xi)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Vitaxel, Vionmall or their respective Subsidiaries, in an amount and scope of coverage as is comparable to that which are currently in effect;

(xii)        revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by their respective outside auditors;

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(xiii)       waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by them or their Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in their respective Financials;

(xiv)      close or materially reduce any activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi)      make capital expenditures in excess of $50,000 (individually or in the aggregate);

(xvii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)    voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 in the aggregate other than pursuant to the terms of a Vitaxel Material Contract, Vionmall Material Contract, Vitaxel Lease, Vionmall Lease, Vitaxel Benefit Plan or Vionmall Benefit Plan, as applicable;

(xix)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)        enter into any agreement, understanding or arrangement with respect to the voting of the securities or the capital equity of Vitaxel, Vionmall or their respective Subsidiaries, as applicable;

(xxi)       take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Vitaxel Affiliate Transaction or Vionmall Affiliate Transaction, as applicable; or

(xxiii)     authorize or agree to do any of the foregoing actions.

For purposes of this Agreement, “Charter Documents” means any of the Vitaxel Organization Documents, Vionmall Organization Documents, Vitaxel Subsidiary Organization Documents, Vionmall Subsidiary Organization Documents, Parent Organization Documents, or Parent Subsidiary Organization Documents.

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7.2          Access and Information; Confidentiality.

(a)          During the Executory Period, each of Vitaxel, Vionmall and their respective Subsidiaries shall give, and shall direct its accountants and legal counsel to give, Parent and the Parent Subsidiaries, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to Parent or the Parent Subsidiaries), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to Vitaxel, Vionmall or their respective Subsidiaries, as applicable, as the requesting Party may reasonably request regarding their or their Subsidiaries’ business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Party providing such information; provided further that in no event shall Parent or the Parent Subsidiaries have access to any information that, based on advice of counsel, disclosure of such information (A) would violate applicable Laws or at the request of any Governmental Authority having jurisdiction over such Party or (B) would waive attorney-client privilege, and, in each such case, such Party shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by any Party hereto pursuant to this Section 7.2(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Exchange.

(b)          During the Executory Period, each of Parent and the Parent Subsidiaries shall give, and shall direct its accountants and legal counsel to give, Vitaxel, Vionmall and their respective Subsidiaries, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Company or the Company Subsidiaries), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to the Parent or the Parent Subsidiaries, as the requesting Party or its Representatives may reasonably request regarding Parent’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Party providing such information; provided further that in no event shall Vitaxel, Vionmall or their respective Subsidiaries have access to any information that, based on advice of counsel, disclosure of such information (A) would violate applicable Laws or at the request of any Governmental Authority having jurisdiction over such Party or (B) would waive attorney-client privilege, and, in each such case, such Party shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by any Party hereto pursuant to this Section 7.2(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Exchange.

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(c)          The Parties acknowledge and agree that the existence and terms of this Agreement and the Exchange are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the terms of this Agreement and the Exchange other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, to the extent applicable, the rules and regulations of the SEC and FINRA), (ii) as required to carry out a Party’s obligations hereunder, or (iii) as may be required to defend any action brought against such Person in connection with the Exchange.

7.3          Notification of Certain Matters.

Each of Parent, Vitaxel and Vionmall shall give prompt notice to the others (and, if in writing, furnish copies of) if any of the following occurs during the Executory Period: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third Person alleging that the Consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Exchange set forth in Article IX not being satisfied or the satisfaction of any of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of Vitaxel, Vionmall or Parent, as applicable, any officer, director or partner, in his or her capacity as such, of Vitaxel, Vionmall or Parent, as applicable, or any of their affiliates with respect to the consummation of the Exchange. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Exchange have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any Party hereto pursuant to this Section 7.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Exchange.

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7.4          Commercially Reasonable Efforts.

(a)          Subject to the terms and conditions of this Agreement, prior to the expiration of the Executory Period, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Exchange and the other transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)          For purposes of Section 7.4, “commercially reasonable efforts” shall not include nor require any Party or any of its Subsidiaries to (A) propose, negotiate, or offer to commit or agree to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of any asset, in each case if such sale, divestiture, license, disposition or hold separate with respect thereto would, individually or in the aggregate, reasonably be expected to have a Vitaxel Material Adverse Effect, Vionmall Material Adverse Effect, or a Parent Material Adverse Effect (after giving effect to the Exchange), as the case may be, or (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a Vitaxel Material Adverse Effect, Vionmall Material Adverse Effect or a Parent Material Adverse Effect (after giving effect to the Exchange), as the case may be. Notwithstanding anything herein to the contrary, neither Vitaxel, Vionmall, Parent, nor any of their respective Subsidiaries shall propose, negotiate or offer to commit to any sale, divestiture, license, disposition or hold separate of any asset contemplated to be held by the Surviving Company following the consummation of the Exchange without the prior written consent of the other Parties.

(c)          In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Exchange or any other transaction contemplated by this Agreement, or any other ancillary agreement contemplated hereby, each of Parent, Vitaxel and Vionmall shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d)          Prior to the expiration of the Executory Period, Parent shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Parent Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby. Prior to the expiration of the Executory Period, Vitaxel shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Vitaxel Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby. Prior to the expiration of the Executory Period, Vionmall shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Vionmall Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

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7.5          Public Announcements.

Parent, Vitaxel and Vionmall agree that no public release or announcement concerning this Agreement or the Exchange shall be issued by them or any of their Affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that Parent, Vitaxel or Vionmall may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by them in compliance with this Agreement and so long as appropriate filings are timely made with the SEC with respect to the statements.

7.6          Regulatory Matters.

(a)          Each of Parent, Vitaxel and Vionmall shall, upon request, furnish to the others all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of any statement, filing, notice or application made by or on behalf of Parent, Vitaxel and Vionmall or any of their respective Subsidiaries to any Governmental Authority, including, without limitation, FINRA, in connection with the Exchange and the other transactions contemplated by this Agreement.

(b)          Each of Parent, Vitaxel and Vionmall shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, or from FINRA, that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other Parties with a copy of such communication.

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7.7          Vitaxel, Vionmall and Parent Approvals.

(a)          Vitaxel shall take all action necessary in accordance with applicable Law and the Vitaxel Organization Documents to (i) have the Vitaxel Stockholders consider and consent on a proposal to adopt and approve the consummation of the Exchange and transactions contemplated by this Agreement.

(b)          Vionmall shall take all action necessary in accordance with applicable Law and the Vionmall Organization Documents to (i) have the Vionmall Stockholders consider and consent on a proposal to adopt and approve the consummation of the Exchange and transactions contemplated by this Agreement.

(c)          The Parent Board shall use commercially reasonable efforts to (i) solicit from its stockholders holding a majority of Parent’s common stock votes in favor of the approval of the consummation of the Exchange and transactions contemplated by this Agreement and (ii) take all other action necessary or advisable to secure such approval.

7.8          Other Actions.

Notwithstanding anything to the contrary in Section 7.5:

(a)          as promptly as practicable after the Closing, and in all events within four business day thereof, Vitaxel, Vionmall, the Vitaxel Shareholders and the Vionmall Shareholders shall ensure that Parent files a Current Report on Form 8-K announcing the Closing (“Closing Filing”), which Parent shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Closing Filing, or any other report, statement, filing notice or application made by or on behalf of Vitaxel, Vionmall and or Parent to any Government Authority, FINRA or other third Person in connection with the Exchange and the other transactions contemplated hereby, and for such other reasonable purposes, Parent, Vitaxel and Vionmall each shall, upon request by one of the others, furnish the others with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Exchange, or any other report, statement, filing, notice or application made by or on behalf of Parent, Vitaxel or Vionmall to any third party and/or any Governmental Authority in connection with the Exchange and the other transactions contemplated hereby.

7.9          Officers and Directors of Parent After Closing.

(a)          Change in Board. Effective at Closing, Andriy Berezhnyy, the Parent’s sole director, shall resign and Lim Wee Kiat (Chairman) and Leong Yee Ming (such incoming directors, the “New Parent Directors”) shall be appointed as directors of the Parent Board. Prior to Closing, Parent shall take all necessary action to ensure that the New Parent Directors’ appointments have been duly authorized and are effective at Closing.

(b)          Change in Officers. Effective at Closing, Andriy Berezhnyy, the Parent’s sole executive officer, shall resign as an Officer of Parent and Parent shall have appointed Lim Wee Kiat as President and Secretary, Leong Yee Ming as Chief Executive Officer, Lei Wei Boon as Treasurer and Chief Financial Officer, Lim Boon Seng as Chief Operating Officer and Yee Hing Yip as Vice President of Marketing.

(c)          No Termination Payments. Prior to Closing, Parent shall take all necessary action to ensure that no payments, including but not limited to parachute payments or accrued but unpaid salaries, shall be due or outstanding to any of the Parent officers or directors, in their capacities as such, following their resignation pursuant to Section 7.9(a) or 7.9(b) hereto.

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7.10        No Parent Assets or Liabilities.

Giving effect to the Split-Off but not the Exchange, Parent shall have no assets or liabilities at the Effective Time.

7.11        Further Assurances.

Parent, Vitaxel and Vionmall shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Exchange and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all Requisite Regulatory Approvals (as defined below), all Vitaxel Requisite Consents (as defined below), all Vionmall Requisite Consents (as defined below) all Parent Requisite Consents (as defined below) and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the Parties.

7.12        Assumption of Obligations.

In the event the Exchange is consummated, if Parent or any Parent Subsidiary shall thereafter (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or any Parent Subsidiary, as applicable, assume all of their respective obligations as set forth in this Section 7.12.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1          Survival.

Survival of Representations and Warranties. The representations and warranties of Vitaxel, the Vitaxel Shareholders, Vionmall, the Vionmall Shareholders, and Parent which are contained in or made pursuant to this Agreement will survive the Closing until that date which is the first anniversary of the Closing Date; provided, however, that any representation or warranty the breach or violation of which is made the basis of a claim for indemnification will survive until such time as such claim is finally resolved in accordance with this Agreement. Section 7.2(a), Section 7.2(b), Section 10.2, Section 10.3, Article XI, and this Article VIII shall survive any termination of this Agreement in accordance with Section 10.1.

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8.2          (a) Indemnification by Vitaxel and the Vitaxel Shareholders.

Subject to the terms and conditions of this Article VIII, Vitaxel and the Vitaxel Shareholders (including their Affiliates and successors or assigns) (the “Vitaxel Indemnifying Parties”) shall indemnify and hold harmless Parent and its Affiliates, Vionmall and its Affiliates, and their respective successors and permitted assigns (each, an “Indemnified Party”) from and against any and all losses, any liabilities, claims (including claims by third parties), judgments, damages (including consequential damages), diminution in value, Taxes, interest, penalties, liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party arising in whole or in part out of or resulting directly or indirectly from any breach by the Vitaxel Indemnifying Party of any representations, warranties, covenants or agreements contained in this Agreement or in any ancillary document related hereto to which it is a party.

(b) Indemnification by Vionmall and the Vionmall Shareholders.

Subject to the terms and conditions of this Article VIII, Vionmall and the Vionmall Shareholders (including their Affiliates and successors or assigns) (the “Vionmall Indemnifying Parties”) shall indemnify and hold harmless Parent and its Affiliates, Vitaxel and its Affiliates, and their respective successors and permitted assigns (each, an “Indemnified Party”) from and against any and all losses, any liabilities, claims (including claims by third parties), judgments, damages (including consequential damages), diminution in value, Taxes, interest, penalties, liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party arising in whole or in part out of or resulting directly or indirectly from any breach by the Vionmall Indemnifying Party of any representations, warranties, covenants or agreements contained in this Agreement or in any ancillary document related hereto to which it is a party.

8.3          Indemnification by Parent.

Subject to the terms and conditions of this Article VIII, Parent (including its Affiliates and successors or assigns) (the “Parent Indemnifying Parties”) shall indemnify and hold harmless Vitaxel, the Vitaxel Shareholders, Vionmall and the Vionmall Shareholders and their Affiliates and their respective successors and permitted assigns (each, an “Indemnified Party”) from and against any and all losses, any liabilities, claims (including claims by third parties), judgments, damages (including consequential damages), diminution in value, Taxes, interest, penalties, liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party arising in whole or in part out of or resulting directly or indirectly from any breach by the Parent Indemnifying Party of any representations, warranties, covenants or agreements contained in this Agreement or in any ancillary document related hereto to which it is a party.

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8.4          Payment of Claim.

Except as otherwise set forth in this Article VI, any amount owing by any Indemnifying Party shall be paid within two (2) Business Days after determination of such amount.

8.5          Limitations and General Indemnification Provisions.

(a)          Each of the Parties hereto hereby acknowledge and agree that following the Closing, except with respect to actions for specific performance or other equitable remedies (including as provided for in Section 11.10 hereof), the provisions of this Article VIII shall be the sole and exclusive remedies of any Indemnified Party for any breach by another Party of this Agreement, and the Parties hereto hereby acknowledge and agree that no Party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

(b)          Except as otherwise expressly provided in this Article VIII, an Indemnified Party will not be entitled to receive any indemnification payments under Section 8.2 or Section 8.3 until the aggregate amount of Losses incurred by the Indemnified Parties exceed $100,000 (the “Basket”), in which case the Indemnifying Party shall be obligated to the Indemnified Parties for the amount of all Losses of the Indemnified Parties (including the first dollar of Losses of the Indemnified Parties required to reach the Basket); provided, however, that the Basket shall not apply to indemnification claims that are based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

(c)          For purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of an indemnification claim hereunder, each representation and, warranty and covenant set forth in this Agreement (including the Disclosure Schedules) or any ancillary document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(d)          No investigation or knowledge by an Indemnified Party of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article VIII, with respect thereto.

(e)          The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.

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8.6          Indemnification Procedures.

(a)          In order to make a claim for indemnification hereunder, an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the appropriate Indemnifying Party, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Indemnifying Party.

(b)          In the case of any claim for indemnification under Section 8.2 or Section 8.3 arising from a claim of a third party (including the IRS or any other Governmental Authority) (a “Third Party Claim”), the Indemnified Party must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Party promptly (but in no event later than twenty (20) days) after the Indemnified Party's receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party or parties of their indemnification obligations except to the extent that the Indemnifying Party is actually harmed thereby. The Indemnifying Party will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Indemnifying Party unless (i) the Indemnifying Party fails to acknowledge fully its obligations to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of such defense. If the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party will, at the request and expense of the Indemnifying Party, cooperate in the defense of such Third Party Claim. If the Indemnifying Party elects not to, or is not entitled under this Section 6.6 to, compromise or defend such Third Party Claim, fails to notify the Indemnified Party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which has been or will be settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Indemnifying Party's right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the delivery of a release for such Third Party Claim, except with the prior written consent of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnifying Party's right to compromise or settle in accordance with the immediately preceding sentence, the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Indemnified Party; provided, however, that consent by the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to direct the defense.

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(c)          With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Party does not respond within such thirty (30) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice and will have no further right to contest the validity of such Claim Notice. If the Indemnifying Party responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnified Parties will be free to pursue such remedies as may be available under this Agreement, any other ancillary documents contemplated by the Agreement, or applicable Law.

ARTICLE IX

CONDITIONS

9.1          Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Exchange and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Closing Date, of the following conditions:

(a)          Requisite Regulatory Approvals and Stockholder Approvals. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for any such authorizations, approvals and/or permits the failure of which to obtain would not reasonably be expected to result in a Vitaxel Material Adverse Effect, a Vionmall Material Adverse Effect, or a Parent Material Adverse Effect (the “Requisite Regulatory Approvals”), and the Parent Stockholder Approval, Vitaxel Stockholder Approval, and Vionmall Stockholder Approval shall have been obtained or made.

(b)          No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Exchange or the other transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Exchange or any other transactions contemplated by this Agreement or the other ancillary agreements related to this Agreement.

9.2          Conditions to Obligations of Parent.

The obligations of Parent to consummate the Exchange are subject to the satisfaction of Vitaxel and Vionmall or waiver by Parent, at or prior to the Closing Date, of the following additional conditions:

(a)          Representations and Warranties. Each of the representations and warranties of Vitaxel and Vionmall set forth in this Agreement (without giving effect to any limitation as to “materiality, ” “Vitaxel Material Adverse Effect” or “Vionmall Material Adverse Effect”) shall be true and correct as of date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Vitaxel Material Adverse Effect or a Vionmall Material Adverse Effect, as applicable.

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(b)          Agreements and Covenants. Each of Vitaxel, Vionmall and their respective Subsidiaries shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)          Officer Certificate. Each of Vitaxel and Vionmall shall have delivered to Parent a certificate, dated the Closing Date, signed by their respective chief executive officers certifying in such capacity as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(e).

(d)          Secretary’s Certificate. Each of Vitaxel and Vionmall shall have delivered to Parent: (i) true copies of their respective certificates of incorporation and bylaws (or similar applicable organizational documents) as in effect as of the Closing Date, (ii) certificates of good standing (or similar documents applicable for such jurisdictions) for each of Vitaxel and Vionmall and their respective Subsidiaries, certified as of a date no later than five (5) Business Days prior to the Closing Date from the proper Governmental Authority of the entity’s jurisdiction of organization; (iii) true copies of the resolutions of their respective boards of directors and shareholders authorizing the execution, delivery and performance of this Agreement and each of the other ancillary documents contemplated thereto to which it is a party or by which it is bound, and the consummation of the Exchange and each of the transactions contemplated hereby and thereby, and (iv) the incumbency of officers authorized to execute this Agreement or any other ancillary documents contemplated thereto to which it is a party or by which it is be bound.

(e)          Vitaxel Material Adverse Effect and Vionmall Material Adverse Effect. No Vitaxel Material Adverse Effect or Vionmall Material Adverse Effect shall have occurred since the date of this Agreement.

(f)          Surrender of Vitaxel and Vionmall Certificates. The Vitaxel Shareholders and Vionmall Shareholders shall have surrendered to Parent or its registrar or transfer agent the certificates representing the Vitaxel Shares and Vionmall Shares owned by each such Vitaxel Shareholder and Vionmall Shareholder, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of Vitaxel and Vionmall, as applicable.

(g)          Vitaxel and Vionmall Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Exhibit 9.2(g) attached hereto (the “Vitaxel Requisite Consents” and the “Vionmall Requisite Consents”), shall have each been obtained or made.

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9.3          Conditions to Obligations of Vitaxel, Vionmall and their respective Shareholders.

The obligations of Vitaxel, Vionmall and their respective shareholders to consummate the Exchange are subject to the satisfaction by Parent or waiver by Vitaxel, Vionmall and their respective shareholders, at or prior to the Closing Date, of the following additional conditions:

(a)          Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, an Parent Material Adverse Effect.

(b)          Agreements and Covenants. Parent shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)          Officer Certificate. Parent shall have delivered to each of Vitaxel and Vionmall a certificate, dated the Closing Date, signed by the chief executive officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(e).

(d)          Secretary’s Certificate. Parent shall have delivered to each of Vitaxel and Vionmall: (i) true copies of Parent’s certificate of incorporation and bylaws (or similar applicable organizational documents) as in effect as of the Closing Date, (ii) a certificate of good standing for Parent, certified by the Secretary of State of Nevada as of a date on later than five (5) Business Days prior to the Closing Date, (iii) true copies of the resolutions of Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other ancillary documents contemplated thereto to which it is a party or by which it is bound, and the consummation of the Exchange and each of the transactions contemplated hereby and thereby, and (iv) the incumbency of officers authorized to execute this Agreement or any other ancillary documents contemplated thereto to which it is a party or by which it is be bound.

(e)          Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(f)          Parent Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Exhibit 9.3(f) attached hereto (the “Parent Requisite Consents”), shall have each been obtained or made.

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(g)          No Pending Regulatory Notices. There are no material pending notifications from FINRA or comments from the SEC.

ARTICLE X

TERMINATION AND ABANDONMENT

10.1        Termination.

This Agreement may be terminated and the Exchange and the other transactions contemplated hereby may be abandoned at any time prior to the Closing Date, notwithstanding any approval of the matters presented in connection with the Exchange by the stockholders of Parent, Vitaxel or Vionmall (the date of any such termination, the “Termination Date”), as follows:

(a)          by mutual written consent of each of Vitaxel, Vionmall and Parent, as duly authorized by the Parent Board, Vitaxel Board and Vionmall Board;

(b)          by written notice by either Parent, Vitaxel or Vionmall, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other Action that is, in each case, then in effect and is final and nonappealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement or the agreements contemplated hereby or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the Requisite Regulatory Approvals; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party who has failed to comply with Section 8.2 as it relates to such Order or Action or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order to have been enacted, issued, promulgated, enforced or entered;

(c)          by written notice by Parent, if there has been a breach by Vitaxel or Vionmall of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Vitaxel or Vionmall shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 9.2(a) (a “Terminating Vitaxel or Vionmall Breach”); provided, however, that if such Terminating Vitaxel or Vionmall Breach is curable by Vitaxel or Vionmall, as applicable, prior to the Closing Date, then Parent may not terminate this Agreement under this Section 10.1(c) for ten (10) calendar days after delivery of written notice from Parent to Vitaxel or Vionmall, as applicable, of such Terminating Vitaxel or Vionmall Breach, provided Vitaxel or Vionmall, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(c) if it shall have materially breached this Agreement or if such Terminating Vitaxel or Vionmall Breach by Vitaxel or Vionmall, as applicable, is cured during such ten (10) calendar day period);

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(d)          by written notice by Vitaxel and Vionmall, if there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 9.3 (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent prior to the Closing Date, then Vitaxel and Vionmall may not terminate this Agreement under this Section 10.1(d) for ten (10) calendar days after delivery of written notice from Vitaxel or Vionmall, as applicable to Parent of such Terminating Parent Breach, provided Parent continues to exercise commercially reasonable efforts to cure such Terminating Parent Breach (it being understood that Vitaxel and Vionmall may not terminate this Agreement pursuant to this Section 10.1(d) if they shall have materially breached this Agreement or if such Terminating Parent Breach by Parent is cured during such ten (10) calendar day period);

(e)          by written notice by Parent if the Exchange shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Parent if Parent or any Parent Subsidiary is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of its respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Exchange to be consummated on or before the Closing Date; or

(f)          by written notice by Vitaxel or Vionmall if the Exchange shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to Vitaxel or Vionmall if they or any of their Subsidiaries is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of their respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Exchange to be consummated on or before the Closing Date.

10.2        Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Exchange pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.

10.3        Fees and Expenses.

All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Exchange or any other related transaction is consummated.

10.4        Amendment.

This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

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ARTICLE XI

MISCELLANEOUS

11.1        Waiver.

At any time prior to the Closing Date, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.2        Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt affirmatively confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to Parent, to:

Vitaxel Group Limited

Wisma Ho Wah Genting, No. 35

Jalan Maharajalela, 50150

Kuala Lumpur, Malaysia

Attention:  Lim Wee Kiat, President

with a copy to (but which shall not constitute notice to Parent):

CKR Law LLP

1330 Avenue of the Americas

14th Floor

New York, NY 10019

Attention:

Facsimile:  212.259.8200

(b)          if to Vitaxel, to:

Vitaxel SDN BHD

Wisma Ho Wah Genting, No. 35

Jalan Maharajalela, 50150

Kuala Lumpur, Malaysia

Attention:  Leong Yee Ming, CEO

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with a copy to (but which shall not constitute notice to Vitaxel):

CKR Law LLP

1330 Avenue of the Americas

14th Floor

New York, NY 10019

Attention:

Facsimile:  212.259.8200

(c)          if to Vionmall, to:

Vitaxel Online Mall SBN BHD

Wisma Ho Wah Genting, No. 35

Jalan Maharajalela, 50150

Kuala Lumpur, Malaysia

Attention:  Wong Chien Nan, CEO

with a copy to (but which shall not constitute notice to Vionmall):

CKR Law LLP

1330 Avenue of the Americas

14th Floor

New York, NY 10019

Attention:

Facsimile:  212.259.8200

(d)          If to the Vitaxel Shareholders to:

Lim Wee Kiat

Wisma Ho Wah Genting, No. 35

Jalan Maharajalela, 50150

Kuala Lumpur, Malaysia

with a copy to (but which shall not constitute notice to Vitaxel Shareholders

CKR Law LLP

1330 Avenue of the Americas

14th Floor

New York, NY 10019

Attention:

Facsimile:  212.259.8200

(e)          If to the Vionmall Shareholders to:

Lim Chun Hoo

Wisma Ho Wah Genting, No. 35

Jalan Maharajalela, 50150

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Kuala Lumpur, Malaysia

with a copy to (but which shall not constitute notice to Vionmall Shareholders

CKR Law LLP

1330 Avenue of the Americas

14th Floor

New York, NY 10019

Attention:

Facsimile:  212.259.8200

11.3         Binding Effect; Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.4        Governing Law; Jurisdiction.

This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York county. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any New York county state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, Vitaxel and Vionmall agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Parent, Vitaxel and Vionmall irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 11.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.5        Waiver of Jury Trial.

Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.5.

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11.6        Counterparts.

This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.7        Interpretation.

The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.8        Entire Agreement.

This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Vitaxel Disclosure Letter, Vionmall Disclosure Letter, and the Parent Disclosure Letter referred to herein, which exhibits and disclosure letters are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

11.9        Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Exchange be consummated as originally contemplated to the fullest extent possible.

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11.10        Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Parent, Vitaxel or Vionmall in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.11        Third Parties.

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party, unless otherwise specified herein, including but not limited to the terms set forth in Section 8.12.

11.12        Disclosure Letters.

The disclosure of any matter in the Vitaxel Disclosure Letter, Vionmall Disclosure Letter, or the Parent Disclosure Letter, as the case may be, shall be deemed to be a disclosure on all other sections of the Vitaxel Disclosure Letter, Vionmall Disclosure Letter, or the Parent Disclosure Letter, as the case may be, if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other sections thereof to which such disclosure is responsive. Certain of the information set forth in each of the Vitaxel Disclosure Letter, Vionmall Disclosure Letter, and the Parent Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Parties in this Agreement, nor shall such information be deemed to establish a standard of materiality. If there is any inconsistency between the statements in this Agreement and those in the Vitaxel Disclosure Letter, Vionmall Disclosure Letter, or Parent Disclosure Letter (other than an exception set forth in such Vitaxel Disclosure Letter, Vionmall Disclosure Letter, or Parent Disclosure Letter), the statements in this Agreement will control.

11.13        Certain Definitions.

For purposes of this Agreement, the following capitalized terms have the following meanings, unless otherwise specified herein:

“Affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to close.

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“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restrictions or covenants with respect to, or conditions governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, and including restrictions on Hazardous Substances in electrical and electronic equipment, in each case as in effect before or at the date hereof.

“Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto and all other matters related to the consummation of the Exchange.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls, (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5 and (c) substances restricted under the European Union Directive on the restriction of the use of certain hazardous substances in electrical and electronic equipment, 2002/95/EC.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Parent Material Adverse Effect” shall mean, any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Parent and the Parent Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred an Parent Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Parent and the Parent Subsidiaries are affected in a disproportionate manner relative to other companies in the industries in which Parent and the Parent Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which Parent or any of the Parent Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, Parent and the Parent Subsidiaries taken as a whole, relative to other participants in the industries in which Parent and the Parent Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Parent and the Parent Subsidiaries taken as a whole, relative to other participants in the industries in which Parent and the Parent Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Exchange or the other transaction expressly contemplated hereby, (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by Parent and performance of or compliance by Parent with this Agreement or the taking of any action expressly contemplated or permitted by this Agreement, (vii) any shareholder litigation brought or threatened against Parent or any member of the Parent Board by shareholder(s) of Parent owning less than ten percent (10%) of the issued and outstanding Parent Common Stock in the aggregate in respect of this Agreement or the transactions contemplated hereby; (viii) any matter disclosed in the Parent Disclosure Letter or (ix) any failure to meet any financial or other projections.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity.

“Subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, or any entity which is otherwise controlled by such Person, whether through securities ownership or contractual arrangements, or as would otherwise be required to be consolidated in such Person’s financial statements in accordance with GAAP.

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“Trading Day” means any day on which the Parent Common Stock is traded on the principal securities exchange or securities.

“Vitaxel Material Adverse Effect” shall mean, with respect to Vitaxel or any Vitaxel Subsidiary, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of Vitaxel or any Vitaxel Subsidiary, or materially diminish the value of the Vitaxel Shares or (b) does or would reasonably be expected to materially impair or delay the ability of Vitaxel to perform its respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by it under the Agreement, or to consummate the transactions contemplated hereby and thereby; provided, however, that a Vitaxel Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to Vitaxel or any Vitaxel Subsidiary, the industries in which Vitaxel primarily operates and not specifically relating to such Vitaxel or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such company).

“Vionmall Material Adverse Effect” shall mean, with respect to Vionmall or any Vionmall Subsidiary, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of Vionmall or any Vionmall Subsidiary, or materially diminish the value of the Vionmall Shares or (b) does or would reasonably be expected to materially impair or delay the ability of Vionmall to perform its respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by it under the Agreement, or to consummate the transactions contemplated hereby and thereby; provided, however, that a Vionmall Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to Vionmall or any Vionmall Subsidiary, the industries in which Vionmall primarily operates and not specifically relating to such Vionmall or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such company).

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The following sets forth the location of capitalized terms defined in the body of this Agreement:

Terms	Section

2016 EIP	1.3(i)
Action	3.12, 2.12
Affiliate	11.13
Agreement	Preamble
Ancillary Public Disclosures	3.27, 2.27
Basket	8.5(b)
Business Day	11.13
Buyer	Recitals
Charter Documents	7.1(b)
Claim Notice	8.6(a)
Closing	1.2
Closing Date	1.2
Closing Filing	7.8(a)
Code	Recitals
Common Stock	Recitals
Consent	3.5, 2.5
Effective Time	1.3(e)
Encumbrance	11.13
Enforceability Exceptions	3.4, 2.4
Environmental Laws	11.13
ERISA	3.16(a), 2.16(a)
Exchange	Recitals
Exchange Act	4.5
Exchange Shares	Recitals
Executory Period	7.1(a)
Expenses	11.13
FINRA	3.5
General Release Agreement	1.3(g)
Governmental Authority	3.5, 2.5
Hazardous Substance	11.13
Indebtedness	11.13
Indemnified Party	8.3, 8.2(b), 8.2(a)
Intellectual Property	3.15(b), 2.15(b)
Law	3.6, 2.6
Laws	3.6, 2.6
Loss	8.3, 8.2(b), 8.2(a)
materiality	9.2(a)
New Parent Directors	7.9(a)
NRS	1.6
Order	3.12, 2.12
Parent	Preamble
Parent Affiliate	4.19

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Terms	Section

Parent Affiliate Transaction	4.19
Parent Affiliates	4.19
Parent Disclosure Letter	Article IV
Parent Financial Statements	4.7(a)
Parent Indemnifying Parties	8.3
Parent Material Adverse Effect	11.13, 9.3(a)
Parent Organization Documents	4.1
Parent Permits	4.11(b)
Parent Requisite Consents	9.3(f)
Parent Stockholder Approval	4.4
Parent Subsidiaries	4.1
Parent Subsidiary Organization Documents	4.1
Parties	Preamble
Party	Preamble
Permitted Encumbrances	3.19(b), 2.19(b)
Person	11.13
Registration Statements	4.21
Regulation D	1.7
Regulation S	6.5(c), 5.5(c)
Representatives	7.2(c)
Requisite Regulatory Approvals	9.1(a)
SEC Documents	4.21
Securities Act	4.5
Split-Off	Recitals
Split-Off Agreement	Recitals
Split-Off Subsidiary	Recitals
Subsidiary	11.13
Tax	3.17(l), 2.17(l)
Tax Returns	4.15(a), 3.17(a), 2.17(a)
Taxes	3.17(l), 2.17(l)
Terminating Parent Breach	10.1(d)
Terminating Vitaxel or Vionmall Breach	10.1(c)
Termination Date	10.1
Third Party Claim	8.6(b)
Trading Day	11.13
Vionmall	Preamble
Vionmall Accounts Receivable	3.25
Vionmall Affiliate	3.22
Vionmall Affiliate Transaction	3.22
Vionmall Affiliates	3.22
Vionmall Benefit Plans	3.16(a)
Vionmall Disclosure Letter	Article II
Vionmall ERISA Affiliate	3.16(a)
Vionmall Foreign Benefit Plans	3.16(g)
Vionmall Group Organization Documents	3.1
Vionmall Indemnifying Parties	8.2(b)

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Terms	Section

Vionmall Intellectual Property	3.15(a)
Vionmall Leases	3.19(a)
Vionmall Licensed Intellectual Property	3.15(a)
Vionmall Material Adverse Effect	11.13, 9.2(a)
Vionmall Material Contract	3.14(a)
Vionmall Organization Documents	3.1
Vionmall Permits	3.11(b)
Vionmall Personal Property Leases	3.19(c)
Vionmall Real Property	3.19(a)
Vionmall Requisite Consents	9.2(h)
Vionmall Securities	Recitals
Vionmall Shareholders	Preamble
Vionmall Shares	3.2(a)
Vionmall Subsidiaries	3.1
Vionmall Subsidiary	3.1
Vitaxel	Preamble
Vitaxel Accounts Receivable	2.25
Vitaxel Affiliate	2.22
Vitaxel Affiliate Transaction	2.22
Vitaxel Affiliates	2.22
Vitaxel Benefit Plans	2.16(a)
Vitaxel Disclosure Letter	Article II
Vitaxel ERISA Affiliate	2.16(a)
Vitaxel Financials	2.7(a)
Vitaxel Foreign Benefit Plans	2.16(g)
Vitaxel Group Organization Documents	2.1
Vitaxel Indemnifying Parties	8.2(a)
Vitaxel Intellectual Property	2.15(a)
Vitaxel Interim Financials	2.7(a)
Vitaxel Leases	2.19(a)
Vitaxel Licensed Intellectual Property	2.15(a)
Vitaxel Material Adverse Effect	11.13, 9.2(a)
Vitaxel Material Contract	2.14(a)
Vitaxel Organization Documents	2.1
Vitaxel Permits	2.11(b)
Vitaxel Personal Property Leases	2.19(c)
Vitaxel Real Property	2.19(a)
Vitaxel Requisite Consents	9.2(h)
Vitaxel Securities	Recitals
Vitaxel Shareholders	Preamble
Vitaxel Shares	2.2(a)
Vitaxel Subsidiaries	2.1
Vitaxel Subsidiary	2.1

[Signature Page Follows]

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SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

VITAXEL GROUP LIMITED

		By:	/s/ Andriy Berezhnyy
		Name:	Andriy Berezhnyy
		Title:	President

VITAXEL SDN BHD		VITAXEL ONLINE MALL SDN BHD

By:	/s/ Lim Wee Kiat	By:	/s/ Lim Chun Hoo
Name:	Lim Wee Kiat	Name:	Lim Chun Hoo
Title:	President, Director	Title:	Director

VITAXEL SHAREHOLDERS:	VIONMALL SHAREHOLDERS:

/s/ Lim Chun Yen	/s/ Low Tee Bee
Lim Chun Yen	Low Tee Bee

/s/ Leong Yee Ming	/s/ Cheng Choi Yin
Leong Yee Ming	Cheng Choi Yin

/s/ Lim Wee Kiat	/s/ Lim Chun Hoo
Lim Wee Kiat	Lim Chun Hoo

/s/ Megat D. Shahriman Bin Zaharudin	/s/ Yeow Li Li
Megat D. Shahriman Bin Zaharudin	Yeow Li Li

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